UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

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FPL Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008 Annual Meeting

and Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

FPL Group, Inc.

P.O. Box 14000

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 23, 2008

The Annual Meeting of Shareholders of FPL Group, Inc. (“FPL Group”) will be held in the Juno Beach Auditorium at FPL Group’s offices at 700 Universe Boulevard, Juno Beach, Florida at 10:00 a.m. on Friday, May 23, 2008, to consider and act upon the following items of business:

1.	Election of Directors.

2.	Ratification of the appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for the year 2008.

3.	Approval of the FPL Group Executive Annual Incentive Plan as required by Internal Revenue Code section 162(m).

4.	One shareholder proposal, if properly presented at the meeting.

5.	Such other matters as may properly come before the annual meeting and any adjournment or postponement of the annual meeting.

The proxy statement more fully describes these items. FPL Group has not received notice of other matters that may be properly presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting is March 24, 2008.

Admittance to the annual meeting will be limited to shareholders. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

Please submit your proxy or voting instructions by telephone or on the Internet promptly by following the instructions on your proxy/voting instruction card so that your shares can be voted, regardless of whether you expect to attend the annual meeting. Alternatively, you may mark, date, sign and return the enclosed proxy/voting instruction card. If you attend, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

Juno Beach, Florida

April 7, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2008

The proxy statement and annual report to security holders are available at

www.fplgroup.com/proxy.shtml

FPL GROUP, INC.

Annual Meeting of Shareholders

May 23, 2008

PROXY STATEMENT

This proxy statement contains information related to the solicitation of proxies by the Board of Directors of FPL Group, Inc., a Florida corporation (“FPL Group,” the “Company,” “we,” “us” or “our”), in connection with the annual meeting of FPL Group’s shareholders to be held on Friday, May 23, 2008, beginning at 10:00 a.m., in the Juno Beach Auditorium at FPL Group’s offices at 700 Universe Boulevard, Juno Beach, Florida and at any postponements or adjournments of the annual meeting. This notice of annual meeting, proxy statement and form of proxy are being mailed and made available electronically starting on or about April 7, 2008.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders, including the election of directors, ratification of the appointment of the Company’s independent registered public accounting firm for 2008, approval of the FPL Group Executive Annual Incentive Plan as required under Internal Revenue Code section 162(m) and consideration of one shareholder proposal, if properly presented at the meeting. In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who can attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need an admission ticket or proof of ownership of FPL Group common stock to enter the annual meeting. An admission ticket is attached to your proxy/voting instruction card if you hold shares directly in your name as a shareholder of record or if you are a participant in any of FPL Group’s Employee Retirement Savings Plans. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting. If you have received your proxy statement by electronic delivery, you can request an admission ticket by calling the Coordinator, Shareholder Services, at 561-694-4694.

If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name.” Please note that if you hold your shares in “street name,” you will need to bring proof of your ownership of FPL Group common stock as of the record date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Will the annual meeting be webcast?

Our annual meeting will be webcast (audio only) on May 23, 2008. If you do not attend the annual meeting, you are invited to visit www.fplgroup.com at 10 a.m., Eastern Time, on May 23, 2008 to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on our website through the first week of June, 2008.

Who is entitled to vote at the annual meeting?

Only FPL Group shareholders at the close of business on March 24, 2008, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of FPL Group, Inc. common stock, par value $.01 per share, will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of FPL Group common stock issued and outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business.

As of the record date, 408,120,110 shares of FPL Group common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 204,060,056 shares will be required to establish a quorum.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on, and proxies received with broker non-votes on some but not all matters to be voted on, are counted as present.

A broker “non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on the election of directors and ratification of the independent registered public accounting firm even if they have not received instructions from the beneficial owner. However, brokers may not vote on the proposal to approve the FPL Group Executive Annual Incentive Plan or the shareholder proposal unless they have received voting instructions from the beneficial owner. See the response to “What vote is required on the matters proposed?” below for a discussion of the effect of broker non-votes on these proposals.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with FPL Group’s transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those shares, the “shareholder of record.” The notice of annual meeting, proxy statement, annual report and proxy card have been sent directly to you by or on behalf of FPL Group.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The notice of annual meeting, proxy statement, annual report and voting instruction card have been forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote your shares by using the voting instruction card they sent to you or by following their instructions for submitting your voting instructions by telephone or on the Internet.

How do I submit my proxy or voting instructions?

On the Internet, by telephone or by mail

Most shareholders can submit their proxy by using one of the following three methods:

•	By Internet—You can vote on the Internet by following the instructions on your proxy/voting instruction card.

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions on your proxy/voting instruction card.

•	By Mail—You can vote by mail by completing, signing and dating the enclosed proxy/voting instruction card and returning it in the envelope provided.

Please see your proxy/voting instruction card or the information your broker provided to you for more information on these options. FPL Group’s proxy tabulator, Broadridge Investor Communications Solutions, Inc., must receive any proxy/voting instruction card that will not be delivered in person at the annual meeting by 11:59 p.m., Eastern Time, on Thursday, May 22, 2008.

If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspectors of election with your ballot to be able to vote at the annual meeting.

Your vote is important. You can save us the expense of a second mailing by submitting your proxy or voting instructions promptly.

Can I change my vote after I return my proxy or voting instruction card or submit my proxy or voting instructions by telephone or using the Internet?

Yes.

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the annual meeting. Please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401k) shares?

If you participate in any of our Employee Retirement Savings Plans (the “plans”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plans (“Trustee”), by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement or by submitting your voting instructions by telephone or through the Internet by following the instructions on your proxy/confidential voting instruction card. Your instructions will tell the Trustee how to vote the number of shares of common stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. Your instructions will also determine the vote on a proportionate number of the Leveraged ESOP shares which are held in the plans but not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest will not be voted, but your proportionate share of the unallocated Leveraged ESOP shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 1 a.m., Eastern time, on May 21, 2008.

You may also revoke previously given voting instructions by 1 a.m., Eastern time, on May 21, 2008, by filing with the Trustee either a written notice of revocation or a properly completed and signed proxy/confidential voting instruction card bearing a later date. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

Under a Securities and Exchange Commission rule concerning the delivery of annual disclosure documents, called “householding,” certain brokers, banks and other intermediaries have arranged that a single set of our notice of annual meeting, proxy statement, proxy/voting instruction card and annual report is being delivered to multiple shareholders sharing an address unless those brokers, banks or other intermediaries have received contrary instructions from one or more of the shareholders. Also, you may have requested FPL Group to deliver a single set of these materials to multiple shareholders sharing an address. The rule applies to FPL Group’s annual reports, proxy statements and any information statements. Each shareholder will continue to receive a separate proxy/voting instruction card.

FPL Group will deliver promptly upon written or oral request a separate copy of this proxy statement or other annual disclosure documents to a shareholder at a shared address to which a single copy of the proxy statement and other disclosure documents was sent. If you would like to receive your own set of these documents, or would like to receive your own set of FPL Group’s annual disclosure documents in future years, contact us in writing at FPL Group, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408-0420 or by calling 1-800-222-4511. Two or more shareholders sharing an address can request delivery of a single copy of proxy statements or other annual disclosure documents if they are receiving multiple copies by contacting FPL Group in the same manner. If a broker or other nominee holds your FPL Group shares, please contact Broadridge Financial Solutions and inform them of your request by calling them at 1-800-542-1061. You will need the name of your brokerage firm and your account number.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as Directors of the nominees named in this proxy statement. (See Proposal 1)

•	FOR the ratification of the appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for the year 2008. (See Proposal 2)

•	FOR approval of the FPL Group Executive Annual Incentive Plan. (See Proposal 3)

•	AGAINST the shareholder proposal seeking the preparation of a Global Warming Report. (See Proposal 4)

•	In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the annual meeting and at any adjournment or postponement thereof.

What vote is required on the matters proposed?

•

Election of Directors—The affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote (a “Majority Vote”) is required. Since brokers are permitted under New York Stock Exchange (“NYSE”) rules to vote your shares on the election of directors even if the broker does not receive voting instructions from you, there can be no broker non-votes on this proposal. Abstentions and votes to withhold have the same effect as a vote against a nominee. See Director Resignation Policy in the section entitled Corporate Governance and Board Matters for information about FPL Group’s policy if a director fails to receive the required Majority Vote.

•

Ratification of Appointment of Independent Registered Public Accounting Firm—A Majority Vote is required. Since brokers are permitted under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, there can be no broker non-votes. Abstentions have the same effect as a vote against ratification.

•

Approval of the Executive Annual Incentive Plan—A Majority Vote is required. In addition, in order for compensation paid under the Executive Annual Incentive Plan to certain officers to be deductible for federal income tax purposes, Internal Revenue Service (“IRS”) regulations require that the proposal receive the approval of a majority of the votes cast, including abstentions. Abstentions will therefore have the same effect as a vote against the proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Since broker non-votes will not be counted as participating in the voting and are not votes cast, they will have no legal effect on this proposal.

•

Shareholder Proposal—A Majority Vote is required. Abstentions will have the same effect as a vote against the proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Therefore, broker non-votes will not be counted as participating in the voting, and shall have no legal effect.

What interests do management and the directors have in the matters to be acted upon?

The executive officers of FPL Group have an interest in the proposal to approve the FPL Group Executive Annual Incentive Plan that is different from the interests of other shareholders. Under the Executive Annual Incentive Plan, the executive officers are eligible to earn cash incentive compensation each year upon the achievement of one or more pre-determined performance goals.

The Board of Directors has taken the above interest into account in recommending that shareholders approve Proposal 3: Approval of the FPL Group Executive Annual Incentive Plan.

Who pays for the solicitation of proxies?

FPL Group is soliciting proxies, and it will bear the expense of solicitation. Proxies will be solicited principally by mail, but directors, officers and regular employees of FPL Group or its subsidiaries may solicit proxies personally, or by telephone or other electronic media, but without compensation other than their regular compensation. FPL Group has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies, for which services it will be paid a fee of $7,500 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, the Board of Directors did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment, including to adjourn or postpone the annual meeting.

Can I access the notice of annual meeting, proxy statement and annual report on the Internet?

The notice of annual meeting, proxy statement and annual report may be viewed online at www.fplgroup.com/proxy.shtml.

BUSINESS OF THE ANNUAL MEETING

Proposal 1: Election of Directors

The Board of Directors of FPL Group is currently comprised of twelve members. Each of the members of the Board is standing for election at the meeting.

Listed below are the twelve nominees for election as directors, their principal occupations and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified. Unless you specify otherwise in your proxy, it will be voted FOR the election of the listed nominees.

Sherry S. Barrat	Mrs. Barrat, 58, is president of Personal Financial Services for The Northern Trust Company, a banking corporation headquartered in Chicago, Illinois. Mrs. Barrat is a member of Northern Trust’s Management Committee. Prior to being appointed to her current office in January 2006, Mrs. Barrat served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Mrs. Barrat has been a director of FPL Group since 1998.

Mr. Beall, 64, is chairman of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc., and Beall’s Outlet Stores, Inc., which operate retail stores located from Florida to California. Until August 2006, he was also chief executive officer of Beall’s, Inc. Mr. Beall is a director of SunTrust Banks, Inc., Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce and a member of the Florida Council of 100. Mr. Beall has been a director of FPL Group since 1989.

Robert M. Beall, II

Mr. Brown, 70, is chairman of the board and chief executive officer of Brown & Brown, Inc., an insurance broker based in Daytona Beach and Tampa, Florida. He is a director of SunTrust Banks, Inc., Rock-Tenn Company and International Speedway Corporation. Mr. Brown is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of Trustees of Stetson University. Mr. Brown has been a director of FPL Group since 1989.

J. Hyatt Brown

Mr. Camaren, 53, is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined the company in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of FPL Group since 2002.
James L. Camaren

J. Brian Ferguson	Mr. Ferguson, 53, is chairman and chief executive officer of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers. Prior to becoming chairman and chief executive officer in January 2002, Mr. Ferguson served as president of Eastman’s Chemicals Group, where he had direct responsibility for all chemicals-based business organizations, as well as the manufacturing, sales, pricing and product management, technology and geographical aspects of the business group. He joined Eastman in 1977 and led several businesses in the U.S. and Asia. Mr. Ferguson is a director of the American Chemistry Council and serves on the President’s Export Council. Mr. Ferguson has been a director of FPL Group since 2005.

Mr. Hay, 52, is the chairman and chief executive officer of FPL Group, having relinquished the title of president in December 2006. He became a director, president and chief executive officer of FPL Group in June 2001, and chairman of FPL Group and chairman and chief executive officer of Florida Power & Light Company in January 2002. He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group’s competitive energy subsidiary, FPL Energy, LLC. He is a director of Capital One Financial Corporation and Harris Corporation, as well as FPL Group’s subsidiary, Florida Power & Light Company.
Lewis Hay, III

Toni Jennings	Ms. Jennings, 58, has since 2007 been the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business which provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, including two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. From 1983 until she became Lieutenant Governor she also served as president of Jack Jennings and Sons. Ms. Jennings is a director of Brown & Brown, Inc. and the Nemours Foundation and a trustee of Rollins College. She has been a director of FPL Group since February 2007.

Oliver D. Kingsley, Jr.	Mr. Kingsley, 65, is retired. Prior to his retirement, Mr. Kingsley served from May 2003 to November 2004 as president and chief operating officer of Exelon Corporation, an integrated utility company. Prior thereto he was senior executive vice president of Exelon Corporation from February 2002 and president and chief nuclear officer from October 2000. Mr. Kingsley also served as president and chief executive officer of Exelon’s subsidiary, Exelon Generation, from February 2000 to November 2004. Mr. Kingsley is a director of McDermott International, Inc. and has been a director of FPL Group since March 2007.

Rudy E. Schupp	Mr. Schupp, 57, has been the president and chief executive officer, and a director, of 1st United Bank, a banking corporation located in Boca Raton, Florida, and chief executive officer and a director of its parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”) from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In March 2002, Mr. Schupp became a managing director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a director of the Federal Reserve Bank of Atlanta, a director (and the former chairman) of the Business Development Board of Palm Beach County and a former president of the Florida Bankers Association. Mr. Schupp has been a director of FPL Group since 2005.

Michael H. Thaman	Mr. Thaman, 44, has been the chief executive officer of Owens Corning, a world leader in building materials systems and composite systems, since December 2007, and has been its chairman since April 2002. Prior to becoming chief executive officer, Mr. Thaman had served as senior vice president and chief financial officer of Owens Corning since April 2000. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with it since that time. Mr. Thaman has been a director of FPL Group since 2003.

Hansel E. Tookes, II	Mr. Tookes, 60, retired from Raytheon Company, a company engaged in defense and government electronics, space, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated, Harris Corporation, BBA Aviation and Ryder System, Inc. Mr. Tookes has been a director of FPL Group since 2005.

Paul R. Tregurtha	Mr. Tregurtha, 72, is chairman and chief executive officer of Moran Transportation Company, a tug and marine transportation services enterprise, and of Mormac Marine Group, Inc., a maritime company. He is also vice chairman of Interlake Steamship Company and Lakes Shipping Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of Moore McCormack Resources, Inc., a natural resources and water transportation company. He has been a director of FPL Group since 1989.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

Proposal 2: Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Year 2008

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the Board appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the accounts of FPL Group and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting, for the fiscal year ending December 31, 2008. Although ratification is not required by FPL Group’s Bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, it will be reconsidered by the Audit Committee. Additional information on audit-related matters may be found beginning on page 26 of this proxy statement.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2008.

Proposal 3: Approval of the FPL Group Executive Annual Incentive Plan

The Board of Directors of FPL Group has adopted the FPL Group Executive Annual Incentive Plan (“Executive Annual Incentive Plan” or “plan”), subject to approval by the shareholders. If approved by the shareholders, the effective date of the Executive Annual Incentive Plan will be January 1, 2008. Below is a summary of the Board’s reasons for adopting this plan and seeking shareholder approval. The following summary is qualified in its entirety by the full text of the plan document, which is attached to this proxy statement as Appendix A and is incorporated by reference into this proposal.

Why FPL Group is asking for shareholder approval

The Company is asking shareholders to approve the Executive Annual Incentive Plan to help it maximize the tax deductibility of annual incentive compensation paid to its executive officers. FPL Group ties a portion of its executive officers’ cash compensation to the achievement of performance goals using an annual incentive plan under which executive officers earn incentive compensation that varies based on performance relative to goals pre-set annually by the Compensation Committee, acting as the “committee” referenced below. Under the Internal Revenue Code of 1986, as amended (the “Code”) and Internal Revenue Service Notice 2007-49, the Company cannot deduct taxable compensation in excess of $1,000,000 that it pays to an individual who, as of the last day of the relevant tax year, is either its principal executive officer or any of its other three highest paid officers (except that if the principal financial officer is one of those other three highest paid officers, then this limitation applies to the other three highest paid officers), unless such compensation meets the Code’s definition of “qualified performance-based compensation.” Annual incentive compensation cannot be qualified performance-based compensation unless it is paid under a written plan that shareholders approve.

If the Company does not receive shareholder approval it will not implement the plan

If the Company does not receive the approval of its shareholders, the Executive Annual Incentive Plan will not be implemented. In this event, it is likely that the Board will consider substituting other forms of compensation to assure that FPL Group’s compensation package for executive officers is competitive with those of other similar companies.

Purpose of the Executive Annual Incentive Plan

The purpose of the Executive Annual Incentive Plan is to: (i) recognize outstanding performers who have contributed significantly to the Company’s success and to the success of such performers’ respective business units, (ii) align corporate goals and strategy to executive compensation strategy, and (iii) provide a compensation environment which will attract, retain and motivate key employees of the Company and its subsidiaries and affiliates.

Material Provisions of the Executive Annual Incentive Plan

Nature of the Executive Annual Incentive Plan. Under this plan, FPL Group may pay annual cash incentive compensation which may be deductible under the Code. The amount of such annual incentive compensation will vary based on the level of attainment relative to one or more performance goals pre-established by the committee. Incentive compensation may be zero if the performance goal(s) are not attained.

Administration of the Plan. A committee of outside directors administers this plan. The committee must have at least two members and has broad discretionary powers. Its members are the members of the Compensation Committee of the Board of Directors who are “disinterested directors” under the federal tax laws. In general, disinterested directors are directors who (i) are not, and never were, officers or employees of the Company or its subsidiaries and affiliates and (ii) do not receive material compensation from the Company except for service as a director.

Eligibility. Eligibility is restricted to the officers of the Company and its subsidiaries who are designated as executives. Currently, the Company and its subsidiaries have 61 executives, including 14 executive officers. During the first 90 days of each year, the committee selects the year’s participants from among the eligible executive officers. The committee has delegated to each of the chief executive officer and the senior human resources officer, acting singly, the right to select additional executives as participants. References to the committee in this Proposal 3 also refer to the chief executive officer and senior human resources officer with respect to participants other than the executive officers. After the first 90 days, the committee may allow participation (which may be on a prorated basis) by executives who are placed in eligible positions through hiring, promotion or transfer before August 31st of each year.

Target Awards and Performance Goals. When a participant is selected for a year, the participant’s target (if any) and maximum annual incentive and the performance goal(s) which must be achieved to earn the annual incentive are also set by the committee. The target annual incentive is expressed as a percentage of the participant’s base salary. The performance goals will be specified levels established with respect to any or all of the following corporate performance measures:

Adjusted earnings	Operations and maintenance expense	Total shareholder return

Return on equity	Budget achievement	Quality

Earnings per share growth	Operating income	Risk management

Basic earnings per common share	Diluted earnings per common share	Adjusted earnings before interest and taxes

Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management	Customer satisfaction, as measured by, among other things, one or more of: service cost, service levels, responsiveness, business value, and residential value	Reliability, as measured by, among other things, one or more of: outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer

Adjusted earnings per share	Net income	Share price

Environmental, including, among other things, one or more of: improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations	Ethics and compliance with applicable laws, regulations, and professional standards	Workforce quality, as measured by, among other things, one or more of: diversity measures, talent and leadership development, workforce hiring, and employee satisfaction

Health and safety, as measured by, among other things, one or more of: recordable case rate and severity rate	Production measures, consisting of, among other things, one or more of: capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operation (INPO) Index performance, and World Association of Nuclear Operators (WANO) Index performance	Improvement in, or attainment of, expense levels, including, among other things, one or more of: operations and maintenance expense, capital expenditures, and total expenditures

Earnings before interest, taxes, depreciation and amortization	Bad debt expense	Cost recovery

Operating cash flows	Service reliability	Any combination of the foregoing

The committee will assign a percentage weight to the performance goal or goals chosen. The aggregate weight for all goals must be 100%. The committee may also set one or more performance levels below or above the target level (if applicable) and assign lower or higher annual incentive percentages that will be paid if these levels are attained.

Certification of Performance and Payment of Annual Incentives. After the end of each year, the committee will determine the extent of achievement of the established performance goal(s) and certify the results. The Company will pay the annual incentive compensation assigned to the performance level achieved as soon as practicable. The maximum annual incentive that the Company may pay under the plan to any participant for any year is $5,000,000.

Committee Discretion to Adjust Annual Incentive Amounts and Performance Measures. After setting the year’s target annual incentive and performance goal(s), the committee may change them only in limited instances. It may also exercise discretion to reduce, but not increase, the annual incentive payable to any participant. If there is a change in generally accepted accounting principles, a stock split, stock dividend, reclassification, merger, spin-off, infrequently occurring or extraordinary item or other corporate event, the committee may adjust the performance goal(s) in a manner designed to neither enlarge nor diminish a participant’s incentive compensation opportunity.

Termination of Employment and Change of Control. Generally, a participant will not receive annual incentive compensation for a year unless he or she is an employee on the last day of the year. However, in cases of retirement, death, disability or other termination, the committee may authorize a prorated payment. If a participant’s employment terminates following a change of control (and the participant is not a party to a change of control agreement), a prorated payment will be paid unless the participant is discharged for cause or resigns without good reason. Unless otherwise provided in an applicable change in control agreement, any prorated payments are made at the same time, and are subject to the same terms and conditions (including achievement of the pre-established performance goals), as incentive payments to other participants. A participant and the Company may be parties to a change in control agreement that provides, in the event of termination of employment following a change in control, for payment of a prorated annual incentive without regard to achievement of the pre-established performance goals. Payments made pursuant to such a provision may not be considered qualified performance-based compensation for tax deduction purposes.

Repayment. If the Company is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws, the committee, in its sole and absolute discretion, may require any participant to reimburse the Company for all or any portion of his or her annual incentive compensation paid on the basis of the misstated results.

Amendment and Termination. If approved, this plan will be in effect for a five-year period ending December 31, 2012. The Board may suspend it or terminate it before then. It may also amend this plan at any time and in any respect. Any amendment that would change the list of performance measures, the class of eligible employees or the maximum amount of annual incentive compensation must first be approved by shareholders.

New Plan Benefits

The following table indicates the amount of the maximum annual incentive compensation payable for 2008 to each of the named executive officers, all current executive officers as a group, and all current employees other than executive officers as a group if the performance goal under the Executive Annual Incentive Plan is attained. The performance goal for 2008 relates to adjusted earnings. The non-executive directors do not participate in the Executive Annual Incentive Plan.

Name and Position	Maximum Annual Incentive Payable for 2008
Lewis Hay, III, Chairman & Chief Executive Officer	$2,511,600
Moray P. Dewhurst, Vice President & Chief Financial Officer	825,720
James L. Robo, President	1,209,600
Armando J. Olivera, President, Florida Power & Light Company	832,580
John A. Stall, Vice President, Nuclear Division	826,000
All current executive officers (14 persons)	9,887,920
All current employees other than executive officers	10,976,507

Securities Authorized For Issuance Under Equity Compensation Plans

FPL Group’s equity compensation plan information as of December 31, 2007 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,777,624	$31.72	10,075,551
Equity compensation plans not approved by security holders(1)	11,769	$16.32	—

Total	5,789,393	$31.69	10,075,551

(1)	Represents options granted by Gexa Corp. under its Amended and Restated 2004 Incentive Plan and pursuant to various individual grants, all of which were made prior to the acquisition of Gexa Corp. All such options were assumed by FPL Group in connection with the acquisition of Gexa Corp. and are fully vested and exercisable for shares of FPL Group common stock. No further grants of stock options will be made under this plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FPL GROUP EXECUTIVE ANNUAL INCENTIVE PLAN

Proposal 4: Shareholder Proposal re Global Warming Report

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, the owner of 366 shares of the Company’s common stock, has notified FPL Group that one of its representatives intends to present the following proposal at the annual meeting:

Resolved: The shareholders request that the Board of Directors prepare by October 2008, at reasonable expense and omitting proprietary information, a Global Warming Report. The report may describe and discuss how action taken to date by FPL Group to reduce its impact on global climate change has affected global climate in terms of any changes in mean global temperature and any undesirable climatic and weather-related events and disasters avoided.

Supporting Statement:

FPL Group says on its web site that it supports action on global warming. FPL Group is a member of the U.S. Climate Action Partnership (USCAP), a group that lobbies for global warming regulation.

But scientific data show that atmospheric levels of carbon dioxide, the greenhouse gas of primary concern in global warming, do not drive global temperature. See e.g., http://youtube.com/watch?v=XDI2NVTYRXU

Even assuming for the sake of argument that atmospheric carbon dioxide levels affect global temperatures, the U.S. Environmental Protection Agency recently projected that U.S. regulation of manmade greenhouse gas emissions would have a trivial impact on atmospheric concentrations of carbon dioxide. See http://www.epa.gov/climatechange/downloads/s1766analysispart1.pdf

So U.S. greenhouse gas regulation is not likely to discernibly affect global climate.

Global warming regulation is expected to harm the economy. The Congressional Budget Office, U.S. Department of Energy and prominent economists such as Alan Greenspan, Arthur Laffer and Greg Mankiw all say that cap-and-trade—a type of greenhouse gas regulation promoted by USCAP—would reduce economic growth. See e.g., http://www. junkscience.com/failure_to_disclose.pdf

Shareholders want to know how FPL Group’s actions relating to greenhouse gases may be affecting global climate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors has considered the proposal submitted on behalf of The Free Enterprise Action Fund carefully and has concluded that the preparation of a Global Warming Report as described in the proposal can have no possible value to FPL Group shareholders and can therefore only represent a waste of corporate resources.

Specifically, the proposal states that the report “may describe and discuss how actions taken to date by FPL Group to reduce its impact on global climate change has affected global climate….” FPL Group’s actions with regard to the general topic of climate change, however, are not driven by and in no way depend upon the direct impact that FPL Group’s current or expected emissions profile may have on mean global temperature, which itself is inherently unmeasurably small. The best scientific evidence shows that anthropogenically driven climate change, to whatever extent it may be occurring, is a function of the combined emissions of millions of sources of greenhouse gases. The fact that no one source or collection of sources, such as the Company, by itself contributes enough to measurably affect global climate is irrelevant to the question of what actions it is prudent for FPL Group to take in response to widespread recognition of a global issue and consequent legislative and regulatory action that may affect FPL Group’s businesses in the future.

FPL Group’s actions with regard to climate change are driven by recognition that: (i) there is a widespread perception, supported by the weight of current scientific evidence, that anthropogenically driven climate change is occurring; (ii) climate change could have significant adverse impacts; and (iii) legislative and regulatory actions have been taken and likely will be taken in the future as a consequence that will significantly affect FPL Group’s businesses. The Board believes it is appropriate and necessary for FPL Group’s management to evaluate the possible effects of various legislative and regulatory initiatives that could affect FPL Group’s businesses and has directed management accordingly.

FPL Group has already prepared a number of reports on the subject of climate change and expects to publish additional material in the normal course of conducting its business.

The Board further believes that the proposal is not advanced in good faith for the general interests of shareholders but instead is proposed in a transparent attempt to influence a broader political dialogue.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL REQUESTING THE PREPARATION OF A GLOBAL WARMING REPORT.

INFORMATION ABOUT FPL GROUP AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

The following table indicates how much FPL Group common stock is beneficially owned by each person known by the Company to own 5% or more of the Company’s common stock. Unless otherwise indicated, each person has sole voting and dispositive power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(a)
Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	22,310,755	(b)	5.5%
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	22,605,598	(c)	5.5%

(a)	As of March 3, 2008.

(b)	Shares held as Trustee under the Florida Power & Light Company Master Trust for the Retirement Savings Plans of FPL Group and its affiliates as of March 3, 2008, as reported by the Trustee. The Trustee disclaims beneficial ownership of such securities. Shares are voted by the Trustee in accordance with instructions of the participants to whose accounts such shares are allocated, and a proportionate number of shares which are held in the plans but not yet allocated to participants are voted in accordance with such instructions.

(c)	This information has been derived from Schedule 13G of Wellington Management Company, LLP (“Wellington”), filed with the Securities and Exchange Commission on February 14, 2008. Wellington, which reported shared voting power over 9,724,892 shares and shared dispositive power over 22,605,598 shares, may be deemed to be the beneficial owner of these shares as a result of acting as an investment adviser. The shares are held of record by clients of Wellington.

The following table shows the number of shares of FPL Group common stock beneficially owned as of March 3, 2008 by each of FPL Group’s directors and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of FPL Group’s directors and executive officers as a group. As of March 3, 2008, each individual beneficially owns less than 1%, and all directors and executive officers as a group own 1.1%, of FPL Group common stock. No shares are pledged as security. The table also includes information about stock options and phantom or deferred shares credited to the accounts of FPL Group’s directors and executive officers under various compensation and benefit plans. The address of each executive officer and director of FPL Group is c/o FPL Group, Inc., 700 Universe Boulevard, Juno Beach, Florida 33408.

Name	Common Stock Beneficially Owned					Phantom/Deferred Shares(4)
	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)
Sherry S. Barrat	15,450		2,000	17,450		16,915
Robert M. Beall, II	22,090	(5)		22,090	(5)	5,926
J. Hyatt Brown	35,750	(5)		35,750	(5)	8,190
James L. Camaren	16,350			16,350		5,037
Moray P. Dewhurst	145,164		605,279	750,443		53,092
J. Brian Ferguson	4,500		1,550	6,050
Lewis Hay, III	412,509		1,000,843	1,413,352		226,019
Toni Jennings	3,650			3,650
Oliver D. Kingsley, Jr.	900		1,550	2,450
Armando J. Olivera	133,781		405,278	539,059		31,316
James L. Robo	112,919		457,925	570,844		57,287
Rudy E. Schupp	6,450			6,450
John A. Stall	105,105		218,760	323,865		11,899
Michael H. Thaman	9,450			9,450
Hansel E. Tookes, II	1,688	(5)	5,650	7,338	(5)
Paul R. Tregurtha	13,400		7,650	21,050		9,508
All directors and executive officers as a group (25 persons)	1,329,822		3,073,794	4,403,616		460,511

(1)	Includes shares of restricted stock for Messrs. Dewhurst (27,890), Hay (125,297), Olivera (25,485), Robo (32,093) and Stall (31,454), as well as for Mrs. Barrat (13,450), Ms. Jennings (3,650), and Messrs. Beall (15,050), Brown (15,050), Camaren (10,850), Ferguson (4,500), Kingsley (400), Schupp (6,050), Thaman (9,450), Tookes (400) and Tregurtha (7,400) and a total of 429,477 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)	Includes, for executive officers, shares which may be acquired within sixty days upon the exercise of stock options and, for directors, common stock, the receipt of which has been deferred under FPL Group’s Deferred Compensation Plan until termination of service as a Board member. Also includes, for Mr. Stall (16,058) and all executive officers as a group (21,008), shares of common stock, the receipt of which has been deferred under FPL Group’s Deferred Compensation Plan until the first day of the first month after termination of service.

(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.”

(4)

Includes phantom shares under FPL Group’s Supplemental Executive Retirement Plan, as amended, and phantom shares granted to certain directors in connection with the termination in 1996 of the FPL Group, Inc. Non-Employee Director Retirement Plan, all of which are payable in cash, as well as, for Mr. Dewhurst (21,602), Mr. Hay (203,655), Mr. Olivera (23,178) and Mr. Stall (7,618), and all directors and executive officers as a group (296,199), shares of common stock, the receipt of which has been deferred under FPL Group’s Deferred Compensation Plan until at least six months after termination of service, as to which they have neither voting nor dispositive power. Also includes, for Mr. Dewhurst (25,219) and Mr. Robo (50,436), shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under FPL Group’s Amended and Restated Long Term Incentive Plan, as to which such officers have neither voting nor dispositive power.

(5)	Includes, for Mr. Beall, 40 shares owned by a son of Mr. Beall who is over 21 years of age, as to which Mr. Beall disclaims beneficial ownership; for Mr. Brown, 700 shares owned by children of Mr. Brown who are over 21 years of age, as to which Mr. Brown disclaims beneficial ownership; and for Mr. Tookes, 288 shares owned by Mr. Tookes’ wife, as to which Mr. Tookes disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of FPL Group common stock with the Securities and Exchange Commission (“SEC”). Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 2007.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles & Guidelines/Code of Ethics

FPL Group has had formal corporate governance standards in place since 1994. The Company has reviewed internally and with the Board the provisions of applicable laws, SEC rules and the current corporate governance listing standards of the NYSE regarding corporate governance policies and processes, and the Company is in compliance with those laws, rules and listing standards. The Governance & Nominating Committee is responsible for reviewing the Corporate Governance Principles & Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. FPL Group has adopted a Code of Ethics for Senior Executive and Financial Officers which applies to FPL Group’s principal executive and financial officers, principal accounting officer and persons performing similar functions, as well as a Code of Business Conduct & Ethics applicable to all representatives of FPL Group, including directors, officers and employees. The Company’s Corporate Governance Principles & Guidelines, Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics are available in the Governance section of the Company’s website at www.fplgroup.com/governance/contents/fplgroup_governance.shtml. Any amendments or waivers of the Code of Ethics for Senior Executive and Financial Officers which are required to be disclosed to shareholders will be disclosed on the FPL Group website at the address listed above. Printed copies of these documents are available without charge by writing to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Director Resignation Policy

As noted above, the Company’s Bylaws provide for the election of directors by majority vote of the shares represented at the meeting and entitled to vote. In February 2007 the Board adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote (“Director Resignation Policy”), the effect of which is to require that, (i) in any contested director election, any incumbent director who is not elected by the required vote and who would not have been elected had the voting standard for the election been a plurality of the votes cast, shall offer to resign and the Board, absent a compelling reason not to do so, shall accept the offer and shall fill the resulting vacancy by appointing as a director the non-incumbent nominee who would have been elected had the voting standard for the election been a plurality of the votes cast and (ii) in any other director election, any incumbent director who is not elected by the required vote shall offer to resign, and the Board shall determine whether or not to accept the resignation within ninety days of the certification of the shareholder vote. In effect, the Director Resignation Policy operates as a carve-out from, or exception to, the Company’s majority vote standard in a situation where a full Board is not elected by the required vote in a contested election, and generally applies a plurality vote standard in that situation. The Company shall report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document.

Director Independence

The Board of Directors has conducted a review regarding the independence of each of its members from management of the Company under the criteria set forth in the NYSE corporate governance independence standards (the “NYSE standards”), which are the applicable standards under SEC rules, as well as under the standards set forth in the Company’s Corporate Governance Principles & Guidelines. A copy of the Company’s Corporate Governance Principles & Guidelines is available in the Governance section of the Company’s website at www.fplgroup.com/governance/contents/fplgroup_governance.shtml. The NYSE standards and the Company’s Corporate Governance Principles & Guidelines require that FPL Group have a majority of independent directors and that the Board of Directors make a determination as to independence, and set out certain independence criteria. The NYSE standards and the Company’s Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) include additional independence requirements for Audit Committee members.

As part of its independence assessment, the Board considered whether any non-employee director or member of his or her immediate family has a material relationship with the Company that would impair the director’s independence. To assist the Board in making this determination, the Company’s Corporate Governance Principles & Guidelines sets forth the following categories of relationships that (except in special circumstances, as determined by a majority of the independent members of the Board) will not be considered to be material relationships that would impair a director’s independence:

1)	The Company or any of its consolidated subsidiaries has made or received payments for property or services to or from any entity of which either (a) the director is an officer or employee or in which the director is a partner or has an ownership interest of 10% or more of the outstanding voting securities or other voting interests or (b) the director’s immediate family member is an executive officer, if such payments in the last fiscal year were less than the greater of $1 million or 2% of such other entity’s consolidated gross revenues for its last fiscal year and such property or services were provided or received in the ordinary course of business of each of the parties.

2)	The Company or any of its consolidated subsidiaries has a borrowing relationship with a bank or other financial institution of which the director is an officer, employee or director, or the director’s immediate family member is an executive officer, if the total amount of indebtedness does not exceed 1% of the total assets of the financial institution for the last fiscal year.

For purposes of the foregoing discussion, an “immediate family member” is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

Based on its review, the NYSE standards and the categorical standards, in February 2008 the Board determined that Sherry S. Barrat, Robert M. Beall, II, J. Hyatt Brown, James L. Camaren, J. Brian Ferguson, Toni Jennings, Oliver D. Kingsley, Jr., Rudy E. Schupp, Michael H. Thaman, Hansel E. Tookes, II and Paul R. Tregurtha, being all of the non-employee directors, are independent under applicable laws, the NYSE standards and the Company’s Corporate Governance Principles & Guidelines. In determining that Mrs. Barrat is independent, the Board considered that an FPL Group subsidiary obtains certain services in the ordinary course of business from Northern Trust, where Mrs. Barrat is an officer, for which such subsidiary pays an aggregate amount which is well below the threshold set forth in the first categorical standard, above.

Director Meetings and Attendance

The Board of Directors and its committees meet on a regular schedule and also hold special meetings from time to time as deemed necessary and appropriate. The Board met 6 times in 2007. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served.

Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. All of the directors attended the 2007 annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Executive sessions of non-management directors are provided for in the agenda for each regularly-scheduled Board meeting. The sessions are scheduled and chaired by a Presiding Director, who is currently Rudy E. Schupp, the Chair of the Finance & Investment Committee. The Presiding Director position rotates annually (except as unusual circumstances may warrant and generally on a calendar year basis) among the non-management Chairs of the standing committees of the Board (other than the Executive Committee), in alphabetical committee order; provided that no member of the Board will serve two consecutive terms as Presiding Director.

Committees

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The membership during 2007, current membership and function of these committees are described below. Each of the committees operates under a charter approved by the Board. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements for the charters of the Finance & Investment Committee, the Nuclear Committee or the Executive Committee. Each of the committees is permitted by its charter to act through subcommittees, and references in this proxy statement to any of those committees include any such subcommittees. Current copies of the charters of the committees are available on the Company’s website in the Governance section at www.fplgroup.com, and printed copies are available without charge by writing to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Audit Committee

FPL Group has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE standards. FPL Group’s Audit Committee is currently comprised of Ms. Jennings and Messrs. Thaman (Chair), Beall, Brown and Schupp. The Audit Committee met 9 times in 2007, including meeting regularly with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and the internal auditors, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace the Company’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee assists the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the independence and performance of the Company’s internal audit function and independent registered public accounting firm and the system of disclosure controls and internal controls. The Audit Committee is responsible for establishing procedures for (i) the receipt, retention and treatment of complaints, questions and other information received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. A more detailed description and discussion of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/audit_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

The Board has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that each of Rudy E. Schupp and Michael H. Thaman is an “audit committee financial expert” as that term is defined by applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee, including each of the audit committee financial experts, is independent under the criteria established by applicable laws, the NYSE standards, Rule 10A-3 of the Exchange Act and the Company’s Corporate Governance Principles & Guidelines.

The Audit Committee Report begins at page 26.

Compensation Committee

The Compensation Committee is currently comprised of Mrs. Barrat (Chair) and Messrs. Camaren, Ferguson and Tregurtha. Mr. Thaman served on the committee until May 2007. The Compensation Committee met 7 times in 2007. The Board has determined that each member of the committee is independent under the NYSE standards and the Company’s Corporate Governance Principles & Guidelines.

Compensation Committee Authority

The Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer and other executive officers, evaluate the performance of the chief executive officer in light of those goals and objectives, approve the compensation of the chief executive officer and other executive officers, approve any employment agreements, special supplemental benefits and severance arrangements for the chief executive officer and other executive officers, and make recommendations to the Board with respect to the compensation of certain other officers and the directors. Additional responsibilities include overseeing the preparation of the Compensation Discussion & Analysis section and preparing the annual Compensation Committee Report for inclusion in the Company’s proxy statement, making recommendations to the Board with respect to incentive compensation plans and other equity-based plans, administering the Company’s annual and long term incentive plans and non-employee directors stock plan, and retaining, and approving the terms of retaining, any outside compensation consultants engaged by the committee to assist in the evaluation of director, chief executive officer and other senior officer compensation. A more detailed description and discussion of the Compensation Committee’s authorities, duties and responsibilities is contained in the Compensation Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/compensation_committee.shtml. A printed copy is also available to shareholders free of charge upon written request at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

As permitted under the terms of the Company’s Amended and Restated Long Term Incentive Plan (“LTIP”), the Board has delegated to a subcommittee whose sole member is the chairman and chief executive officer the authority to make certain grants under the LTIP to employees who are not executive officers. The Compensation Committee has the authority to review these awards. In addition, the Compensation Committee has delegated to the chief executive officer and the most senior human resources officer its authority to identify Executive Annual Incentive Plan participants other than executive officers and establish the terms and conditions pursuant to which incentive compensation shall be payable to such other participants for 2008. The Compensation Committee has not delegated any other authority granted to it.

Compensation Committee Agenda and Processes; Role of External Consultants and Executive Officers

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions is presented to the Compensation Committee at one meeting and the decision is not made until a subsequent meeting. This allows time for any follow-up to questions from Compensation Committee members in advance of the final decision. Additional agenda items are included as necessary to address current issues.

The Compensation Committee has engaged outside consultants from Watson Wyatt Worldwide (“Watson Wyatt”) to provide advice and counsel to the committee. All materials provided to the members of the committee also are provided to the outside consultants in advance of each committee meeting, and in 2007 the outside consultants participated in all committee meetings. Watson Wyatt also provides certain technical valuation services relating to executive compensation to the committee (including certain valuations used in the preparation of the compensation tables in this proxy statement), and in 2007 the Company purchased general (non-executive) compensation surveys from an affiliate of Watson Wyatt for approximately $6,600.

Watson Wyatt annually provides the Company and the Compensation Committee with analysis and advice on items such as pay competitiveness (including review of and advice on the composition of the Company’s peer group) and executive compensation program plan design. In addition, using competitive data primarily compiled by human resources personnel, as well as its own evaluation and review of market trends, Watson Wyatt annually discusses with the Compensation Committee its recommendations with respect to non-employee director compensation, which is ultimately determined by the Board of Directors. Watson Wyatt also periodically analyzes the Company’s stock plan usage, dilution and other issues with respect to stock plan economics. In addition, the consultants monitor current and emerging market trends and report to the Compensation Committee on such trends and their impact on Company compensation practices. Watson Wyatt has also reviewed and provided comments on the Compensation Discussion & Analysis section of this proxy statement.

In providing these services, Watson Wyatt reports to and is directed by the Compensation Committee. Watson Wyatt also cooperates with the Company’s human resources personnel and appropriate executive officers in the performance of its services, including assisting them in the development of executive compensation programs for consideration by the Compensation Committee. Unless otherwise directed by the Compensation Committee, Watson Wyatt may share with appropriate human resources personnel and executive officers information regarding trends, comparative analysis and other matters relating to executive compensation in general or the Company’s programs in particular.

During 2007, the Company’s chief executive officer, chief financial officer and vice president, human resources, attended all meetings of the Compensation Committee. The committee generally has an executive session at the end of each of its meetings, during which no executive officers are present and during which the committee evaluates the performance of the chief executive officer, discusses and approves the chief executive officer’s compensation, meets with Watson Wyatt and discusses and considers such other matters as it deems appropriate.

The chief executive officer provides the Compensation Committee with (i) recommendations on the total compensation opportunities for all executive officers other than himself, (ii) input with respect to the individual performance of the other executive officers in connection with the committee’s determination of amounts paid under the Annual Incentive Plan and (iii) input with respect to the composition of the Company’s peer group used for competitive comparisons. In advance of each year, the chief executive officer, in collaboration with the Company’s chief operating officer and the subsidiary presidents, provides recommended Annual Incentive Plan performance indicators and targets to the Compensation Committee for its consideration. In addition, the Executive Compensation Review Board, whose members are Messrs. Hay, Dewhurst, Robo, Olivera, the president of FPL Energy and the vice president, human resources, annually performs the initial review of the Company’s (including its subsidiaries’) performance compared to the Annual Incentive Plan indicators, including whether targets have been achieved, exceeded or missed, and makes recommendations based on this review to the Compensation Committee for consideration and appropriate action. In 2007, the chief executive officer also provided the committee with his recommendations regarding the structure and operation of the Executive Annual Incentive Plan.

FPL Group’s executive compensation program for 2007, as well as its compensation program for non-employee directors, were considered and acted upon by the Compensation Committee at several of its meetings over a 16-month period, as follows:

October 2006: Reviewed and approved peer group to be used for competitive comparisons for 2007 executive compensation; reviewed and discussed proposed 2007 total compensation opportunity for the chief executive officer and other executive officers; reviewed and evaluated non-employee director compensation and recommended to the Board that no changes be made for 2007.

December 2006: Reviewed and approved certain annually variable aspects of the Annual Incentive Plan for 2007; reviewed and approved the Company’s adjusted net earnings target and corporate performance indicators for the Annual Incentive Plan for 2007; discussed and approved the chief executive officer’s and the other executive officers’ 2007 total compensation opportunity and 2007 base salary; discussed proposed mid-February 2007 grants of equity compensation to executive officers; discussed and approved compensation package for James L. Robo upon his promotion to president & chief operating officer and for F. Mitchell Davidson upon his promotion to president of FPL Energy.

February 2007: Granted 2007 equity compensation to executive officers. Board approved grant of common stock to directors as part of 2007 director compensation. Board also approved new non-employee director stock plan, which was approved by shareholders at the 2007 annual meeting.

February 2008: Evaluated corporate performance for 2007 in light of the corporate goals and performance indicators and determined annual incentive compensation amounts for executive officers, as well as number of performance shares payable at end of three-year performance period ending December 31, 2007.

The Compensation Committee Report is on page 49.

Governance & Nominating Committee

The Governance & Nominating Committee is currently comprised of Messrs. Beall, Brown, Ferguson, Tookes and Tregurtha (Chair). Mr. Camaren was a member of the committee until February 2007. The Governance & Nominating Committee met 6 times in 2007. The Board has determined that each member of the committee is independent under the NYSE standards and FPL Group’s Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or, subject to the Director Resignation Policy discussed above, the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under “Consideration of Director Nominees.” In addition, the committee is responsible for monitoring and overseeing the Corporate Governance Principles & Guidelines, the Director Resignation Policy and the Related Person Transactions Policy, as well as the Company’s Code of Business Conduct & Ethics and Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board, the Audit, Compensation, Finance & Investment and Nuclear Committees and management. The Governance & Nominating Committee is also responsible for retaining, and approving the terms of retaining, any search firm engaged to identify director candidates.

A more detailed description and discussion of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/

governance_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Finance & Investment Committee

The Finance & Investment Committee is currently comprised of Mrs. Barrat and Messrs. Camaren, Schupp (Chair), Tookes and Tregurtha. The Finance & Investment Committee met 4 times in 2007. The committee’s functions include reviewing and monitoring the Company’s financing plans, reviewing and making recommendations to the Board regarding the Company’s dividend policy, reviewing the Company’s energy trading, marketing and risk management activities and exposure, reviewing certain proposed capital expenditures and reviewing the performance of the Company’s pension funds.

A more detailed description and discussion of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/ finance_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Nuclear Committee

Mr. Kingsley is the sole member of the Nuclear Committee, which meets with senior members of the Company’s nuclear division. The Nuclear Committee met twice in 2007. The committee’s purpose is to review the operation of the Company’s nuclear division and make reports and recommendations to the Board with respect thereto.

A more detailed description and discussion of the Nuclear Committee’s duties is contained in the Nuclear Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/nuclear_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Executive Committee

The Executive Committee is currently comprised of Mrs. Barrat and Messrs. Hay (Chair), Schupp, Thaman and Tregurtha. The Executive Committee did not meet in 2007. The committee’s function is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session.

A more detailed description and discussion of the Executive Committee’s duties and responsibilities is contained in the Executive Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/executive_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. See Identifying and Evaluating Nominees for Directors. In evaluating such nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for board membership and should be addressed to: Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. There are separate requirements under regulations of the SEC and under our Bylaws relating to shareholder nominations of persons for election to the Board at a meeting of shareholders. A shareholder who nominates a director candidate must be a shareholder of record on the date he or she gives the nomination notice to FPL Group. The advance notice procedure in our Bylaws requires that a shareholder’s notice must be given timely and in proper written form to the Corporate Secretary. For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at FPL Group’s principal executive offices not earlier than 120 days and not later than 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings to be timely. To be in proper written form, the notice must include, among other things, information on the nominating shareholder and information regarding the nominee required by the proxy rules of the SEC and the rules of the NYSE. The notice must also be accompanied by a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected. See also Shareholder Proposals.

Director Qualifications

Our Corporate Governance Principles & Guidelines contain board membership criteria that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the Board. Under these criteria, members of the Board should have demonstrated character and integrity; an inquiring mind; experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or have other similar and relevant experience in dealing with complex problems; an ability to work effectively with others; sufficient time to devote to the Company’s affairs; and an ability to represent the balanced interests of our shareholders as a whole, rather than special constituencies. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties, and no Company director may serve simultaneously as a director of more than six public companies. Additional criteria include whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race and specialized experience; whether an individual is nearing or has reached retirement age; the individual’s independence as described in applicable listing standards, legislation and regulations; whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards, legislation, regulations or Audit Committee guidelines; the extent of the individual’s business experience, technical expertise, or specialized skills or experience; and whether the individual, by virtue of particular experience relevant to FPL Group’s current or future business, will add specific value as a Board member. No person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business’ board.

Generally no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board of Directors may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for election as a director if he or she has attained the age of 73 or 74 by the date of election. In February 2008 the Board acted under this authority to extend Paul Tregurtha’s eligibility for election as a director until the date of election next following his 74th birthday.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director if deemed appropriate, subject to the Director Resignation Policy in the case of contested elections. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. As described above, the committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the committee at a regularly scheduled meeting, which is generally but not exclusively the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the committee. The committee also reviews materials provided by professional search firms or other parties. In evaluating such nominations, the committee seeks to achieve a balance of knowledge, experience and capability on the Board. See also Director Resignation Policy, above, Shareholder Nominees, above, and Shareholder Proposals.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Presiding Director, the Audit Committee chair, the independent directors or the Board. Such parties may write to one or more directors, care of the General Counsel, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

The Board has instructed the General Counsel to assist the Presiding Director, the Audit Committee chair and the Board in reviewing all written communications to the Board as follows:

(i) Customer, vendor or employee complaints or concerns (other than those described in (ii), below), shall be investigated by management;

(ii) If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they shall be forwarded to the Internal Auditor and to the Audit Committee Chair for review. Such communications may be anonymous. Any such matter shall be investigated in accordance with the procedures established by the Audit Committee, and the results of such investigation shall be reported to the Audit Committee and to the Board; and

(iii) Other communications raising matters that require investigation shall be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and shall be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the General Counsel will forward written communications to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate or unsuitable (including, but not limited to, surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements).

Policy Regarding Transactions with Related Persons

In accordance with the Related Person Transactions Policy (the “Policy”) adopted by the Board in 2007, all Related Person Transactions are subject to review and approval by the Governance & Nominating Committee, and ongoing Related Person Transactions in existence at the time the Policy was adopted, if any, were subject to ratification under the same procedures. For purposes of the Policy, Related Person Transactions are transactions, arrangements or relationships or a series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in an amount equal to or exceeding $120,000 in which FPL Group, including any of its subsidiaries, was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect material interest. An indirect interest includes an interest held by or through any entity in which any Related Person is employed or is a partner or principal or in a similar position or in which such Related Person has a 5% or greater beneficial ownership interest. Related Persons are executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of FPL Group’s voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or he) deems appropriate, which may include: (i) the Related Person’s relationship to FPL Group and interest in the transaction; (ii) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to FPL Group of the Related Person Transaction; and (iv) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (i) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of the other company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by FPL Group to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with related persons.

Prior to adoption of the Policy, it was the practice of the Company to follow in all material respects the process set forth in the Policy for transactions and arrangements, if any, which would have been required to be disclosed by the Company in its proxy statement.

There were no transactions, arrangements or relationships in 2007 in which any of FPL Group’s related persons had, and there are no currently proposed transactions in which any of FPL Group’s related persons will have, a direct or indirect material interest in an amount equal to or exceeding $120,000.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee submits the following report for 2007:

In accordance with its written charter (“Charter”), the Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2007, the Committee met nine times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief accounting officer and independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting

Oversight Board (PCAOB) in Rule 3600T, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and discussed and reviewed the results of the independent auditors’ audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007, with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Charter, the Committee reviewed and discussed with management and the independent auditors management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting, and the independent auditor’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s management and independent auditors. In discharging our duties as a Committee, we have relied on (i) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the independent auditors with respect to such financial statements.

Respectfully submitted,

Michael H. Thaman, Chair

Robert M. Beall, II

J. Hyatt Brown

Toni Jennings

Rudy E. Schupp

Fees Paid to Deloitte & Touche LLP

The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended December 31, 2007 and 2006.

	2007	2006
Audit Fees(1)	$3,497,000	$3,393,000
Audit-Related Fees(2)	1,952,000	1,997,000
Tax Fees(3)	76,000	72,000
All Other Fees(4)	—	—
Total	$5,525,000	$5,462,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of FPL Group’s and Florida Power & Light Company’s (“Florida Power & Light’s”) annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in FPL Group’s and Florida Power & Light’s Quarterly Reports on Form 10-Q for the fiscal year, attestation of management’s assessment of internal control over financial reporting (2006 only) and the audit of the effectiveness of internal controls over financial reporting, comfort letters, consents, and other services related to SEC matters, services in connection with annual and semi-annual filings of FPL Group’s financial statements with the Japanese Ministry of Finance and accounting consultations to the extent necessary for Deloitte & Touche to fulfill its responsibility under Public Company Accounting Oversight Board standards.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of FPL Group’s and Florida Power & Light’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary financial statements, comfort letters, consents and other services related to subsidiary (non-SEC registrant) financing activities, audits of employee benefit plans and trust funds (including certain employee benefit plans and trust funds where the fees are paid by the plan or the trust, rather than by FPL Group or its subsidiaries), due diligence pertaining to acquisitions and consultation on accounting standards and on transactions.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2007 and 2006, all tax fees paid related to tax compliance services.

(4)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2007 and 2006, there were no fees incurred in this category.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the FPL Group Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee, except for audits of certain employee benefit plans and trust funds where the fees are paid by the plan or the trust. Audit and audit-related services specifically identified in an appendix to the pre-approval policy are pre-approved by the Audit Committee each year. This pre-approval allows management to request the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such work. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work or, in cases which meet the de minimus pre-approval exception established by

Sarbanes-Oxley, prior to completion of the audit. The Audit Committee has delegated to the chairman of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. The Audit Committee reviews on a quarterly basis a schedule of all services for which Deloitte & Touche has been engaged and the estimated fees for those services. In 2007, no services provided by Deloitte & Touche to FPL Group or Florida Power & Light were approved by the Audit Committee after services were rendered pursuant to the de minimus exception established by Sarbanes-Oxley. In 2006, approximately $5,800 (8% of total Tax Fees and 0.11% of total fees paid to Deloitte & Touche during 2006) of services included in the Tax Fees category described above were approved by the Audit Committee after the services were rendered, pursuant to the de minimus exception established by Sarbanes-Oxley.

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2007 and 2006 were compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This section explains FPL Group’s 2007 executive compensation program for the executive officers named in Table 1a: Summary Compensation Table (“named executives” or “NEOs”). The material elements of the executive compensation program are also applicable to FPL Group’s other executive officers. Please read this section together with the tables and related narrative about executive compensation beginning on page 50 of this proxy statement.

Summary

➢	The fundamental objective of FPL Group’s executive compensation program is to support the creation of long-term shareholder value.

➢	The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise enable the Company to create long-term shareholder value.

➢	Each named executive’s total compensation opportunity is the primary focus of the executive compensation program. The Compensation Committee uses its business judgment to set each named executive’s total compensation opportunity in December for the following year, based on the following factors:

✓	the competitive market for comparable executives and compensation opportunities provided by comparable companies;

✓	individual and team contribution and performance;

✓	corporate performance;

✓	complexity and importance of role and responsibilities;

✓	position tenure;

✓	leadership and growth potential; and

✓	the relationship of the named executive’s pay to the pay of the other executive officers.

➢	Each NEO’s total compensation opportunity is divided into the following elements:

✓	base pay;

✓	annual cash incentive compensation; and

✓	long-term equity-based compensation. Long-term equity-based compensation is further divided among restricted stock, stock options and performance shares.

➢	A significant portion of each NEO’s total compensation opportunity is performance-based. That portion carries both upside potential and downside risk for the NEOs.

➢	Named executives (and all of FPL Group’s officers) must build and maintain a significant and continuing equity interest in FPL Group. This helps to ensure that their interests are aligned with those of shareholders.

Executive Compensation Objective and Considerations

As stated above, the fundamental objective of FPL Group’s executive compensation program is to support the creation of long-term shareholder value. The named executives and other executive officers play a critical role in FPL Group’s ability to create value, and it is in shareholders’ interests that their compensation be structured to encourage desired behaviors in order to achieve desired outcomes. The Compensation Committee and the Board believe that it is in the best interest of the Company, its shareholders and its other important non- shareholder interest groups (such as customers, regulators and employees) to have highly-talented, able, highly-motivated and high-performing leaders who can sustain and improve upon the Company’s strong performance.

In making executive compensation decisions, the Compensation Committee considers the following general and industry-specific factors:

General Considerations

•

Executive compensation is material to FPL Group insofar as it potentially or actually impacts executive behavior. The actions of the executive officers, both individually and as a group, are extremely important in shaping business outcomes in both the short and the long term, and long-term results by definition cannot be precisely determined in the short-term. Therefore, it is important to strike a balance between rewarding short-term financial results and rewarding behaviors that are believed to lead to desired results over time.

•

The impact of the NEOs and other executive officers is not only on factors that can be readily measured (e.g., performance indicators), but also on other important subjective variables, including cultural values. Consequently, a focus on objective indicators, while important, must be balanced by other, subjective considerations.

•

Proven, capable senior leaders who know the Company, have continuity with recent industry and Company experience, are of high character and have a track record of success are extremely valuable. Those individuals are attractive to competitors and have many other opportunities available to them, both in public companies and in other sectors of the economy. The cost of locating or developing alternative executives, whether internally or through external recruiting, is high.

•	The leadership of a large, complex organization such as FPL Group depends critically upon effective teamwork at the executive officer level, as well as on individual capability.

•

Individuals vary in the value they place on specific compensation elements, but in general the highest value is placed on immediately-available, cash compensation. The use of vesting over time and stock retention requirements, for example, to promote certain behaviors may also reduce the named executive’s perception of the value of the reward. The Company seeks to balance the value of each compensation element to the Company against the named executive’s perceived value of that element.

•

Individuals generally prefer a clear understanding of the factors that will determine their compensation. However, a strictly formulaic approach can lead to undesired behaviors. The Company seeks to provide clarity, to ensure that named executives are focused on the key drivers of success, while also retaining flexibility to recognize particular circumstances.

•	No compensation system can be perfect, and every system, if rigidly applied, can have unintended consequences. Therefore, judgment in application is important.

•

Frequent change in the fundamental structure of compensation programs is undesirable and demotivating to all employees, including executive officers. Therefore, a compensation structure applied fairly, consistently and with the application of judgment over a period of time will be more likely to produce desired long-term results than a compensation structure that often undergoes significant change.

Industry and FPL Group-Specific Considerations

•

FPL Group’s principal businesses are highly capital-intensive, with long-lived assets. Major, largely irreversible decisions affecting the long-term future of the business are a constant part of decision-making. It is difficult in the short term to measure precisely the impact that good and bad decisions in these areas will have on long-term business prospects. The Company seeks to encourage executive officers to make decisions that are designed to support long-term value creation, which often require substantial capital expenditures, the avoidance of which would otherwise result in higher short-term financial results. As a result, the Company’s choice of performance objectives, as well as the specific values targeted, may change from year to year.

•

FPL Group’s utility subsidiary, Florida Power & Light, is a high-performing utility in a fast-growing service territory where it must, among other things, manage regulatory, environmental and weather-related challenges. FPL Group’s competitive energy subsidiary, FPL Energy, LLC (“FPL Energy”) faces challenges relating to growth, intense competition, changing technologies, environmental and market rules and regulations, the complexity of the various types of generation it operates and the use of derivatives for risk management. The complexity of its principal businesses requires FPL Group to attract, develop and retain executive officers with strong business acumen and commercial skills, which may not have been necessary to run a “traditional utility” business years ago but are required in light of the Company’s current strategy and circumstances.

•

FPL Group operates in a highly regulated industry, where current actions and reputation can have long-lasting effects, both positive and negative. The Company believes that it is important that executive officers support and promote the development of cultural values that recognize other non-shareholder interests, including those of customers, regulators and employees, and their potential impact on shareholder value. It uses the flexibility of the compensation program to support this goal. This may be reflected in a number of ways, including: (i) through the inclusion of non-financial performance indicators, such as customer satisfaction ratings, in assessing performance; (ii) through the particular targets established for certain financial indicators; and (iii) through the judgment of the Compensation Committee in assessing individual and overall performance relative to a particular set of indicators.

•

Each year, FPL Group’s management undertakes a number of initiatives designed to support long-term value creation, the success or failure of which cannot be precisely measured at the time. The Company believes it is important to provide appropriate incentives for such activities and frequently reflects the more important initiatives through the inclusion of qualitative factors in goal setting. The Compensation Committee applies its business judgment both in the inclusion of such factors in the Annual Incentive Plan, which also affects multi-year performance programs, and in the qualitative assessment of the degree of achievement of results deemed likely to promote long-term shareholder value.

•

FPL Group’s strategy is based in part on the belief that long-term superior performance in its industry comes from the relatively steady accumulation of moderate gains relative to its competition, rather than by concentrating on one or two large-scale opportunities. The Compensation Committee factors this into the balance it seeks to strike among the elements of compensation, and in particular it seeks to encourage prudent risk taking without establishing large incentives for “swing for the fences” behavior.

•

FPL Group’s approach to communications with investors is based on transparency of expectations—that is, the Company seeks to communicate to investors the material drivers of expected future performance as they are known to management at any given time. To promote this, the Compensation Committee believes it is important to align internal and external expectations, and therefore the key drivers of the Company’s annual financial plan are also reflected in the executive compensation program.

Elements of Executive Compensation

Focus on Total Compensation Opportunity

The Compensation Committee uses its business judgment to determine the appropriate total compensation opportunity for each named executive for the coming year. The Committee sets each NEO’s total compensation opportunity and each compensation element based on an integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, position tenure, leadership and growth potential and the relationship of the named executive’s pay to the pay of FPL Group’s other executive officers. See page 20 of this proxy statement for a discussion of the Compensation Committee’s processes.

There are no material differences in FPL Group’s compensation policies or the way in which total compensation opportunity is determined for any named executive. Since the CEO has substantially greater duties, responsibilities and accountabilities than any other named executive, and the competitive market for chief executive officers is substantially more competitive than the markets for other executive officers, Mr. Hay’s total compensation opportunity, including all elements of his compensation, is higher than the opportunities available to other named executives. As noted below, a greater proportion of Mr. Hay’s total compensation opportunity is comprised of elements other than base pay, and is therefore at risk.

Pay at Risk

The Company believes that a significant portion of each NEO’s total compensation opportunity should be performance-based, reflecting both upside potential and downside risk. The higher the executive’s level, the greater the proportion of total compensation which should be at risk. The following pie charts illustrate how this philosophy was reflected in the 2007 total compensation opportunities set for the NEOs:

Because such a high proportion of total compensation is at risk for the named executives, and because the Company generally targets top quartile or better performance (as compared to the performance of its peers on the targeted factors, based on internal reviews of publicly-available information and information provided by consultants and industry associations), FPL Group believes that the named executives’ total compensation opportunity should be higher than it otherwise would be if a lesser proportion were at risk and the Company were targeting average performance.

Resources

The Compensation Committee primarily uses the following resources to aid in its determination of total compensation opportunity for each named executive:

➢	“tally sheets” and “walk-away charts”—The Committee reviews “tally sheets” which include all elements of NEO compensation. The tally sheets are used both to inform the Compensation Committee’s decisions about total compensation opportunity and as a check to ensure that the Committee sees the full value of all elements of named executives’ annual compensation, both as opportunity and as actually realized. In 2007 the Compensation Committee also reviewed “walk-away” charts. These charts set forth the aggregate amount each NEO would “walk-away” with upon employment termination. The Committee used this tool to review and discuss the actual results of its compensation decisions.

➢	reviews by the CEO—The Committee reviews and discusses with the CEO (for all NEOs other than himself) such factors as individual and team contribution and performance (measured against the scope and responsibilities of each named executive’s position), complexity and importance of role and responsibilities, position tenure and leadership and growth potential. The CEO makes recommendations to the Compensation Committee with respect to the total compensation opportunity of the other named executives, based in part on each NEO’s attainment in the prior year of individual performance objectives, as well as on the CEO’s assessment of the executive officer’s professional competency in the areas of analysis and problem solving, commercial skills, communications, integrity and compliance, leadership, process/project management and professional skills.

➢	consultations with the compensation consultant—For the CEO, the Compensation Committee, with the assistance of its compensation consultant, Watson Wyatt, performs its own review and assessment of factors such as individual and team contribution and performance, leadership, strategic perspective, integrity and management of key external relationships. In addition, in order to provide background for the Compensation Committee’s decisions, Watson Wyatt provides the Committee with a review of current trends in executive compensation. In 2007, Watson Wyatt advised the Committee that in its view the Company has been successful in paying for performance. See the discussion beginning on page 20 of this proxy statement for additional discussion of the role of the compensation consultant.

➢	market comparisons—The Compensation Committee considers the competitive market for comparable executives and compensation opportunities provided by comparable companies. The primary impact of competition for executive talent is its effect on the aggregate level of the total compensation opportunity available to the NEOs. FPL Group believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives, which may vary from individual to individual and which may extend beyond equivalent positions in the Company’s industry or at other publicly traded or similarly-situated companies.

The Company gets market comparison information from reviews of available information about a peer group comprised of a set of companies from the energy services industry and a set of companies from general industry. These companies are chosen with input from executive officers (including the CEO) and the assistance of Watson Wyatt. The Compensation Committee utilizes its business judgment in developing the appropriate peer group, and believes that the use of companies from both the energy services industry and from general industry is appropriate because the Company’s executive officers come from both within and outside of the Company’s industry, and their opportunities are not limited to other energy or utility companies.

For 2007, the Compensation Committee conducted a thorough review of the peer group which the Company had used for a number of years. Following that review, the Committee chose a peer group which included energy services industry companies based on their relative annual revenue and relevance to FPL Group’s mix of businesses, and general industry companies based on the following criteria: (i) publicly-traded companies of similar size and scope to FPL Group, (ii) highly reputable organizations which have a strong domestic presence, (iii) company cultures similar to that of FPL Group, including operational excellence, product/service leadership and/or customer experience and (iv) absence of unusual pay arrangements for the chief executive officer. More specifically:

✓	Cinergy and Public Service Enterprise Group were taken out of the energy services group because each had announced its intention to merge with another company.

✓	The energy services companies marked with an asterisk (*) below were added to ensure a meaningful number of energy services companies.

✓

The general industry companies marked with a double asterisk (**) below were added because the Compensation Committee believed that they fit the characteristics listed above better than the companies they replaced.

The executive compensation programs of the following companies were reviewed as market comparators for 2007:

Energy Services Industry	General Industry
Allegheny Energy*	Air Products and Chemicals
American Electric Power	Alcoa**
Consolidated Edison	BellSouth Corporation
Constellation Energy Group	Cigna**
Dominion Resources	Colgate-Palmolive Company
Duke Energy	Devon**
Edison*	DuPont**
Entergy	Eaton**
Exelon Corporation	Emerson Electric**
FirstEnergy	Fluor Corporation
PG&E*	General Dynamics**
Progress Energy	Hess**
Sempra Energy*	Honeywell**
Southern Company	Kellogg**
TXU	McGraw-Hill**
Xcel Energy*	Murphy Oil**
Principal Financial**
Schlumberger
SunTrust Banks
Texas Instruments**
Union Pacific**
Xerox**

Although the Compensation Committee does not target specific total compensation levels relative to industry norms (a so-called “percentile” approach), it generally reviews peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Committee believes these levels are appropriate because:

✓	It is the Company’s practice to make a relatively high portion of each NEO’s compensation performance-based (i.e., at risk) as compared to its peers; and

✓

Most of the Company’s performance targets are set at the top quartile or higher (as compared to the performance of its peers on the targeted factors, based on internal reviews of publicly-available information and information provided by consultants and industry associations).

However, when making market comparisons, the Compensation Committee, its advisors and the executive officers also consider other statistics as and when they deem appropriate, including, for example, median performance, data outliers and individual company data.

Pay Mix

Each named executive’s total compensation opportunity is primarily comprised of a mix of the following compensation elements:

✓	base salary,

✓	annual performance-based cash incentive, and

✓	longer-term performance-based equity incentives (a mix of stock options, restricted stock and performance shares).

This mix can change from time to time as the Company’s needs and objectives and external circumstances change. In addition, the Company seeks to provide competitive personal and retirement benefits for its named executives. The Compensation Committee periodically reviews the Company’s benefits and retirement programs for executive officers and the effect that the Committee’s compensation decisions have on those programs.

When determining the proportion of total compensation that each compensation element will comprise, the Compensation Committee reviews current market practices and industry trends, taking into consideration the Company’s preference for overweighting performance-based compensation and underweighting fixed compensation. Within the performance-based compensation category, the Compensation Committee seeks to focus the efforts of the named executives on a balance of short, intermediate and long-term goals. In addition, the Compensation Committee considers the named executives’ perception of the relative values of the various elements of compensation and seeks input from the CEO and Watson Wyatt. See the pie charts on page 33 for illustrations of the 2007 target pay mixes set for the NEOs.

Base Pay

FPL Group provides its named executives with base pay because the Company recognizes that cash is an important component of compensation and is highly-valued by executive officers. In general, the Company provides the named executives with base pay at levels below those offered by other companies in the Company’s peer group. Base pay is established by the Compensation Committee taking into account the nature and responsibilities of the position, the expertise and performance of the named executive over the prior year, the competitiveness of the market for the named executive’s services, the effect that changes in base pay have on certain other compensation components and the recommendations of the CEO (except in the case of his own compensation). No rigid formula is applied; rather, the Compensation Committee exercises its business judgment. Base pay was a relatively small proportion of 2007 total compensation opportunity (approximately 14% for the CEO and ranging from approximately 21% to 26% for the other NEOs). In general, base pay as a percentage of total compensation opportunity decreases as an executive officer’s level of responsibility increases. The Compensation Committee considers base pay to be performance-dependent, as indicated above, although under the Internal Revenue Code amounts over $1 million are not deductible by the Company. For further discussion of the tax impacts of the Compensation Committee’s compensation decisions, see Tax and Accounting Considerations, below.

2007 Base Pay for the Named Executives

In 2007, Mr. Hay’s base pay was increased by $57,500, or 5%, primarily based on the nature and responsibilities of his position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer group and the business judgment of the Compensation Committee. Before approving Mr. Hay’s 2007 base pay increase, the Compensation Committee discussed at length such factors as his individual performance, Company performance, competitive pay levels and consistency with other Company executives. Further, the Compensation Committee took into account the impact that a base salary increase would have on other components of compensation, including annual incentive pay, long-term incentive plan grants and retirement benefits.

Mr. Robo’s base pay in 2007 of $700,000 represented a 27% increase, based primarily on his promotion to President and COO, and the increased responsibilities related to his new position. Mr. Dewhurst’s base pay in 2007 of $556,394 represented a 3.5% increase, Mr. Olivera’s base pay in 2007 of $567,758 represented a 3% increase, and Mr. Stall’s base pay in 2007 of $508,040 represented a 3% increase, all of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO.

Annual Cash Incentive Compensation

General

The FPL Group, Inc. Annual Incentive Plan (“Annual Incentive Plan”) focuses the named executives’ attention on shorter-term attainment of high levels of operating and financial performance. Named executives are eligible for annual cash incentive compensation under the Annual Incentive Plan based primarily upon the level of achievement, both by the individual officer and the Company, of performance targets established prior to the beginning of each year, as well as on the Compensation Committee’s assessment of individual performance.

The Annual Incentive Plan

Prior to the beginning of 2007, the Compensation Committee assigned each named executive a target annual incentive, expressed as a percentage of base pay, under the Annual Incentive Plan. The chart on page 41 sets forth the dollar value of these targets for the NEOs in 2007.

At the same time, the Compensation Committee set performance targets for multiple performance indicators at each of the Company’s principal subsidiaries, which generally fell into the categories of financial, operating and growth indicators, providing a balanced scorecard of Company performance for 2007. In general, these indicators were set at performance levels equal to or above the top quartile of performance in the Company’s industry in prior years (based on internal reviews of publicly-available information and information provided by consultants and industry associations). Each indicator was assigned a weight by the Compensation Committee based on the relative importance of that indicator to the Company’s performance for 2007. During the year, regular reports were made to the Board about the Company’s performance as compared to the indicators. After the end of the year, the Compensation Committee reviewed the Company’s performance compared to the goals set, including whether targets have been achieved, exceeded or missed, as well as the degree of difficulty of achieving each goal. Each named executive’s annual incentive compensation was determined based on the Company’s (and, as applicable, his individual subsidiary’s) performance as compared to the indicators and the Compensation Committee’s assessment of the NEO’s individual performance (which is based on recommendations of the CEO for all the NEOs other than himself).

Each NEO’s annual incentive compensation under the Annual Incentive Plan is subject to a cap set by the Compensation Committee at the beginning of each year based on the relative degree of attainment of an adjusted earnings goal for FPL Group. The Company uses adjusted earnings because the Compensation Committee believes this best aligns executive officers’ motivations with the Company’s strategy and with shareholders’ long-term interests. For 2007, the Company’s adjusted earnings (see Performance Targets, below) resulted in a cap, based upon a sliding scale approved by the Compensation Committee prior to the beginning of the year, such that no executive officer could earn more than 188% of his targeted annual incentive. Subject to this overall cap, the Annual Incentive Plan is not a strictly formulaic plan. The Company has structured the Annual Incentive Plan to meet applicable IRS criteria to qualify the amounts paid under the plan as “qualified performance-based compensation” in most circumstances. See Tax and Accounting Considerations.

The Board has adopted, subject to shareholder approval at the annual meeting, a new Executive Annual Incentive Plan, which is to become effective for 2008. See page 10 of this proxy statement for a description of the new plan. The new plan is attached to this proxy statement as Appendix A.

Performance Targets

As a general principle, the Company seeks to set performance targets that are challenging yet achievable: that is, they should be set at levels that represent excellent performance, superior to the results of typical companies in FPL Group’s industry, and that require significant effort on the part of the executive team, yet they should represent a reasonable expectation of performance assuming the team delivers that effort. The Company believes that targets that are set too low may fail to result in the best performance attainable, while targets that are set too high can be demotivating. Florida Power & Light typically targets performance measures that are generally equal to or better than the top quartile performers in its industry and FPL Energy targets earnings growth and profitability targets that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations.). Over time, the Compensation Committee seeks to maintain this basic principle. Depending upon the nature of the specific performance indicator, this can mean a progressive increase in target from year to year, no change, or occasionally a reduction, where external or other factors impact the expected level of an indicator (for example, the impact of significant scheduled plant upgrades on the nuclear division’s availability indicator).

For 2007, the indicators, their weights and the actual performance achieved, or an assessment of the difficulty of achievement of those performance targets which the Company has determined to be confidential, were as follows:

Florida Power & Light Company
Indicator	Goal	Actual	Weight
Operations & maintenance costs (plan-adjusted)(1)	$1,365 million(1)	$1,322 million(1)	12.5%
Capital expenditures (plan-adjusted)(1)	$2,048 million(1)	$1,935 million(1)	12.5%
Net income	$838 million	$836 million	12.5%
Regulatory return on equity	performance consistent with rate agreement with Florida Public Service Commission	achieved performance consistent with rate agreement	12.5%
Plant availability—fossil generation	target best in class	best in class performance	5%
Nuclear industry composite performance index	aggressive target	substantially met—missed target by less than 1%	5%
Distribution service reliability—service unavailability	within the top quartile (76.0 minutes)	within the top quartile (78.4 minutes)	5%
Distribution service reliability—frequency of service interruptions	1.60 interruptions per customer per year (average)	1.47 (best performance in a year without hurricanes since at least 1993)	5%
Service reliability—frequency of momentary interruptions	15.0 momentary interruptions per customer per year (average)	15.8	5%
Employee safety—OSHA recordables/200,000 hours	1.78	1.98—2nd best performance in Florida Power & Light history and 6% improvement over prior year	6.25%
Significant environmental violations	0	0	6.25%
Customer satisfaction—residential	very aggressive target	missed target, but improved by 5% versus prior year	6.25%
Customer satisfaction—business	very aggressive target	missed target, but improved by 5% versus prior year	6.25%

FPL Energy
Indicator	Goal	Actual	Weight
Earnings (plan-adjusted)(1)	$600 million(1)	$626 million(1)	45%
Employee safety—OSHA recordables/200,000 hours	1.25	1.29	5%
Significant environmental violations	0	0	4%
Nuclear industry composite performance index	well above industry average	exceeded target	5%
Meet budgeted cost targets	$823 million	$871 million, due to a mid-year, board-approved decision by the Company to invest heavily in future growth	5%
Equivalent forced outage rate	top quartile performance	below target but well above industry average	7%
Hedged budgeted gross margin for 2008	>85%	90%	4%
New U.S. wind development / acquisition	800 MWs	1064 MWs	10%
New growth opportunities in solar, gas infrastructures, fossil, transmission, Canadian wind and M&A	aggressive target—must be ahead of plan to achieve	missed target	7.5%
Pre-tax income contribution from all asset optimization, marketing and trading activities	aggressive target representing growth of 19% over 2006	37% better than target	7.5%

FPL Group
Indicator	Goal	Actual	Weight
Earnings (plan-adjusted)(1)	$1.343 billion(1)	$1.398 billion(1)	100%

(1)	Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with FPL Group’s planning and budgeting process and how management reviews its performance relative to that plan, and do not relate directly to GAAP financial measures. For information about the Company’s results at December 31, 2007 investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and should not rely on adjusted amounts set forth above. The following explains how the plan-adjusted amounts are calculated from FPL Group’s audited financial statements: (a) Florida Power & Light operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance under GAAP but reported for state regulatory purposes as operations & maintenance expenses. Material exclusions in 2007 were expenses recovered through cost recovery clauses; (b) FPL Energy’s earnings (plan-adjusted) exclude the mark-to-market effect of non-qualifying hedges; and (c) FPL Group’s earnings (plan-adjusted) exclude the mark-to-market effect of non-qualifying hedges.

For 2008 under the Executive Annual Incentive Plan, the financial performance indicator for all named executives is based on the Company’s return on equity and earnings per share growth, and the operating performance indicators for all NEOs other than the chief executive officer are similar to those set for 2007. In lieu of operating performance targets for the chief executive officer, the Compensation Committee will assess the CEO’s performance against a scorecard which includes the following objectives agreed upon between the committee and the CEO:

✓	Board “management by objectives”

✓	Strategic perspective

✓	Leadership

✓	Integrity

✓	Developing and deploying management talent

✓	Role as Chairman of the Board

✓	Management of key external relationships

2007 Annual Incentive Awards for the Named Executives

For all the NEOs, the Compensation Committee considered FPL Group’s performance as compared to each of the performance targets listed above (using their subjective judgment, rather than a formula) to derive ratings for each indicator, which ratings were then assigned the weights listed above to determine a final overall corporate rating (the “FPL Group performance rating”). The FPL Group performance rating was determined based on Florida Power & Light’s performance as compared to the targets (weighted one-half) and FPL Energy’s performance as compared to the targets (weighted one-half). These weights primarily reflect the Compensation Committee’s view of the approximate relative importance of the subsidiaries to the Company’s 2007 financial position. As illustrated below, for Mr. Olivera, who is the president of Florida Power & Light, the Compensation Committee considered both the FPL Group performance rating determined as set forth above and the stand-alone Florida Power & Light performance rating to derive a final overall rating.

The overall rating determined as set forth in the previous paragraph may be adjusted for each named executive by the Compensation Committee based on individual performance. The Compensation Committee uses this aspect of the executive compensation program in particular to reinforce performance expectations with respect to attributes that cannot readily be quantified, such as teamwork, the promotion of appropriate cultural values and leadership development. The individual performance adjustment typically is between 80% and 150%, with 150% being the maximum individual performance factor. The Compensation Committee determines the individual performance factors based on recommendations from the CEO (for all of the named executives other than himself). For the named executives other than the CEO, the 2007 individual performance factor was based primarily upon the intangible factors listed above, as well as each NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO, the Compensation Committee determines the individual performance factor. The Compensation Committee determined Mr. Hay’s 2007 individual performance factor based on the Committee’s assessment of Mr. Hay’s performance against the objectives set for him at the beginning of the year and the Company’s overall performance, including among other things:

✓	delivered a total return to shareholders of 28%, which placed the Company in the top quartile among the 31 utilities in the Standard & Poor’s Utility Index

✓	delivered results well ahead of the 2007 budget

✓	led the U.S. in new wind capacity put in service in 2007

✓	positioned the Company to scale up renewable activities

✓	mapped out a comprehensive 5-year double-digit earnings per share growth plan

✓	ranked as America’s most admired electric and gas utility by Fortune Magazine

✓	named utility of the year by Electric Light & Power

The following illustrates the determination of the 2007 annual incentive for each NEO other than Mr. Olivera:

annual incentive =	(FPL Group performance rating × individual performance factor) × target annual incentive

The following illustrates the determination of the 2007 annual incentive for Mr. Olivera:

annual incentive =	[(FPL Group performance rating + Florida Power & Light performance rating)/2 × individual performance factor] × target annual incentive

In years where the Company’s performance is above or substantially above the performance of its peers, as it was in 2007, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the targeted rate. For 2007, the NEOs’ annual incentive awards were as follows:

Named Executive Officer	2007 Target Annual Incentive	2007 Annual Incentive Award
Lewis Hay, III	$1,207,500	$2,000,000
Moray P. Dewhurst	$333,836	$574,199
James L. Robo	$560,000	$957,600
Armando J. Olivera	$397,431	$651,786
John A. Stall	$304,824	$448,091

The amounts set forth above for the NEOs’ 2007 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: Summary Compensation Table.

Equity-Based Compensation

General

Equity-based compensation is designed to reward longer-term performance, retain executives and more closely align the interests of the Company’s executives with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value. In general, and consistent with its performance-based compensation philosophy, FPL Group’s named executives have a higher proportion of their total compensation comprised of equity-based elements than of cash elements. All equity awards are subject to vesting restrictions, so they are not immediately payable and are at risk of forfeiture until all vesting requirements are met. While all FPL Group equity awards are inherently performance-based, the Compensation Committee structures equity grants to named executives to meet IRS criteria for “qualified performance-based compensation.” See Tax and Accounting Considerations. Under the Company’s Stock Retention Policy, NEOs must retain at least two-thirds of their vested (and, in the case of stock options, exercised) equity compensation, net of shares withheld for taxes (and, in the case of stock options, net of shares tendered to pay all or any portion of the exercise price or other costs of ownership), until retirement, termination or attainment of age 60, whichever is earliest. All NEOs are in compliance with this requirement. See Stock Ownership and Retention Policies, below.

In 2007, the Compensation Committee awarded a mix of restricted stock, non-qualified stock options and performance shares to the named executives under the Company’s Amended and Restated Long-Term Incentive Plan (“LTIP”).

Equity Compensation Mix

The Compensation Committee chooses to award each of the types of equity compensation described above because the Committee believes they each reward shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly affected by both increases and decreases in the price of FPL Group’s common stock, performance shares most directly focus named executives on the multi-year sustained achievement of challenging financial and operational goals, as the number of shares ultimately earned depends upon the level of performance of the Company and the named executive over a three-year period. Stock options reward the named executives only if FPL Group’s stock price increases. Restricted stock is impacted by all stock price changes, so its value to named executives is affected by both increases and decreases in the Company’s stock price. Both stock options and restricted stock grants to NEOs are subject to vesting requirements, typically ratable vesting over three years or more.

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

✓	the mix of such components at competitor and peer companies,

✓	the perceived value to the NEO of each element,

✓	the retention value of each element and other values important to the Company (including, for example, the tax and accounting treatment), and

✓	the advice of the Compensation Committee’s compensation consultant.

After using its business judgment to determine the appropriate mix of equity compensation components, the target award level for each equity-based element is expressed as a percentage of each NEO’s base salary, which percentage has remained generally stable over the past several years. The target dollar value for each component is converted to a number of shares of equivalent value (estimated present value for stock options). All other things being equal, a higher FPL Group common stock price results in the award of fewer shares, and vice versa.

2007 Equity-Based Compensation Awards Mix for the Named Executives

In 2007, the Compensation Committee granted the following mix of target equity-based compensation to FPL Group’s named executive officers:

	Mix of Equity-Based Compensation Awards (1)
Named Executive Officer	Restricted Stock	Options	Performance Shares
Lewis Hay, III	46%	11%	43%
Moray P. Dewhurst	44%	22%	34%
James L. Robo	43%	22%	35%
Armando J. Olivera	42%	23%	35%
John A. Stall	44%	17%	39%

(1)	Calculation of mix percentages based on the target present value of each grant as a percentage of each NEO’s total equity-based compensation.

Equity Grant Practices (Including Stock Option Grant Practices)

Equity awards are made to the named executives each year effective on the date of the Compensation Committee meeting in mid-February, which is a date that is normally set more than a year in advance of the meeting. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January or early February, so all relevant news is available to the market.

Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the Compensation Committee meeting next following the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of FPL Group’s common stock on the date of grant.

Restricted Stock Awards

Restricted stock awards granted to FPL Group’s named executives contain both time and performance-based vesting conditions. Shares of restricted stock which would otherwise vest strictly upon the passage of time do not vest unless FPL Group’s adjusted earnings for the most recently-completed year, as certified by the Compensation Committee, equal or exceed a level designated by the Committee prior to the beginning of the year. FPL Group’s adjusted earnings exceeded that level in 2006, resulting in the vesting of restricted stock as set forth in the aggregate in Table 4: 2007 Option Exercises and Stock Vested, and in 2007. Dividends, equal in value to the ordinary dividends paid to holders of the Company’s common stock, are paid on the restricted stock because the Compensation Committee intends for the present value of the restricted stock on the date of grant to be equal to the fair market value of an equivalent number of shares, absent the vesting restriction.

See Table 2: 2007 Grants of Plan-Based Awards for information about the restricted stock awarded to the NEOs in 2007 and the description following that table for further information about the material terms and conditions applicable to restricted stock awards.

Non-Qualified Stock Option Awards

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. In 2007 stock options were not granted to employees other than executive officers. See Table 2: 2007 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2007, and the description following that table for further information about the material terms and conditions applicable to stock options.

Performance Share Awards

Each named executive is granted a target number of performance shares each year, with the performance period over which the shares may be earned beginning on January 1 in the year of grant and ending on December 31 of the year which is two years after the year of grant (e.g., January 1, 2007 through December 31, 2009). At the end of the performance period, the average of the named executive’s Total Performance-Based Adjustments (corporate rating times individual performance factor) under the Annual Incentive Plan for the three years in the performance period (with a maximum of 160%) is multiplied by the NEO’s target number of shares to determine the number of shares of FPL Group common stock to be issued.

The following illustrates the calculation for the performance shares paid out for the performance period ended December 31, 2007:

Number of shares issued =	target number of performance shares × the lesser of: (a) (2005 Total
Performance-Based Adjustment + 2006 Total Performance-Based
Adjustment + 2007 Total Performance-Based Adjustment)/3 or
(b) 160%

During the performance period no shares are issued, the named executive may not sell or transfer his contingent right to receive performance shares and dividends are not paid. As a consequence, the value of the performance shares on the date of grant is less than the fair market value of the target number of shares. See Table 2: 2007 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2007, and Table 4: 2007 Option Exercises and Stock Vested for information about the performance shares issued for the three-year performance period which began on January 1, 2005 and ended on December 31, 2007. See also the description following Table 2 for further information about the material terms and conditions applicable to performance shares.

Stock Ownership and Retention Policies

One of the reasons that FPL Group provides equity-based awards is to align named executives’ interests with those of the Company’s shareholders. The Company believes it is important for executive officers to accumulate a significant amount of FPL Group common stock and to retain a large percentage of all vested and paid equity awards, net of shares withheld for taxes. FPL Group’s named executives (and all other executives) are subject to both stock ownership and retention policies, which the Company believes strongly reinforce FPL Group’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in FPL Group common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once target levels of holdings are reached.

Under the stock ownership policy, officers are expected, within three years after election to office, to own FPL Group common stock with a value of a multiple of their base salaries. Shares of FPL Group common stock or share units held in FPL Group’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Shares subject to options do not count toward the calculation of required holdings until the options are exercised. In 2007, the multiples were as follows:

Chief Executive Officer	three times base salary
Senior executive officers	two times base salary
Other officers	one times base salary

As of December 31, 2007, all named executives met the Company’s stock ownership requirements, as shown in the following table.

Named Executive Officer	Target Number of Shares Under Stock Ownership Policy(1)	Shares Owned(2)
Lewis Hay, III	53,445	335,226
Moray P. Dewhurst	16,418	141,356
James L. Robo	20,656	84,997
Armando J. Olivera	16,753	134,929
John A. Stall	14,991	105,710

(1)	Determined based on the closing price of FPL Group common stock of $67.78 on December 31, 2007
(2)	As of December 31, 2007, computed as required under the stock ownership policy, including shares deferred under the Company’s Deferred Compensation Plan

Under the stock retention policy, FPL Group expects executive officers to maintain until the earliest of termination of employment, retirement or age 60, a minimum retention ratio of at least two-thirds, determined by dividing the number of shares and share units owned by the number of shares acquired (cumulatively, from date of appointment as an executive officer) through long-term incentive plan awards, net of shares withheld for taxes or used to pay the exercise price of options. Shares subject to options do not count toward the calculation of required retention until the options are exercised. Other officers are expected to maintain a minimum retention ratio of at least one-third. Officers who fail to comply with these minimum retention guidelines may not be eligible for future equity-based compensation awards for a two-year period. The chief executive officer may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer.

As of December 31, 2007, all NEOs met the Company’s stock retention requirements.

Benefits

General

FPL Group provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other exempt employees. Retirement and other post-employment benefits are discussed below under Post-Employment Compensation. These benefits are an integral part of the total compensation package for named executives, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure reasonableness and appropriateness of total rewards. In addition, FPL Group believes that the intrinsic value placed on personal benefits by the named executives is generally greater than the incremental cost of these benefits to the Company.

Personal Benefits

FPL Group provides its named executives with certain personal benefits not generally available to other employees. In many cases, these personal benefits improve efficiency by allowing the named executives to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the named executives and their families. The personal benefits are intended to promote desired behaviors and/or leverage the NEO’s time and have generally been in existence in their present form for many years. The Compensation Committee and Watson Wyatt periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The personal benefits are considered part of the overall executive compensation program and are presented in this light (i) as part of the total compensation package approved by the Compensation Committee at the time of an executive officer’s hire or promotion, (ii) as part of the Compensation Committee’s review of each NEO’s annual total compensation and (iii) in compensation discussions with executive officers. The Compensation Committee believes the benefits the Company and the individual derive from these personal benefits more than offset their costs.

See footnote 2 to Table 1b: Supplemental All Other Compensation for a description of the personal benefits provided to some or all of the named executives.

Use of Company-Owned Aircraft

Company aircraft are available to the named executives, as well as other employees, for business travel, which includes, in the judgment of the Company’s Governance & Nominating Committee, travel to Company-approved outside board meetings and travel in connection with annual physical examinations. FPL Group permits limited personal use of Company aircraft by named executives, when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and all non-business travel on Company aircraft must be approved in advance by the CEO and must be reimbursed to the Company by or on behalf of the named executive based on the rate prescribed by the IRS for valuing noncommercial flights (which is not the same as the incremental cost to the Company of the flight used for valuation of personal benefits in Table 1a: Summary Compensation Table and Table 1b: Supplemental All Other Compensation). A named executive traveling on Company aircraft for business purposes may seek approval for his spouse and/or other family members to travel with him if seating is available on the aircraft, since there is essentially no incremental cost to the Company in this circumstance. Unless the family members’ participation is important in carrying out the business responsibilities of the NEO, the Company requires reimbursement for family members’ travel as described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2007, the named executives’ non-business use (as defined by the Company), as well as use in travel to Company-approved outside board meetings and in connection with annual physical examinations, comprised approximately 80 passenger flight hours of a total of approximately 4,622 passenger flight hours for Company aircraft.

Post-Employment Compensation

General

FPL Group expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it would do so in the future should that become necessary.

All of the named executives, with the exception of Mr. Hay, are “employees at will.” FPL Group does not have in place agreements or arrangements requiring the Company to provide post-termination compensation for terminations unrelated to a change in control or potential change in control, retirement, death or disability to any of the named executives except for Mr. Hay. Mr. Hay’s employment is governed by an employment agreement. However, FPL Group has a long-standing practice of providing reasonable severance compensation to executive officers terminated other than for cause, and the Compensation Committee makes such determinations on a case-by-case basis, taking into account all relevant circumstances, including the executive officer’s past accomplishments, term of employment, reasons for separation, potential risks and the executive’s agreement not to compete with the Company or solicit the Company’s employees or customers. No such severance was provided to executive officers in 2007.

Change in Control

Each of the named executives is a party to an executive retention employment agreement (“Retention Agreement”) with the Company, which generally becomes effective upon a change in control. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under certain unusual conditions, as well as useful and in some cases necessary in order to attract and retain senior executive talent.

The Retention Agreements are designed to become effective only in the event of a change in control. Under these circumstances, it can be extremely important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the named executives to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his position, and help to keep the officer objective and neutral in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without such Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

The material terms of the Retention Agreements are described in the section entitled Potential Payments Upon Termination or Change in Control. When the Retention Agreements were entered into with the named executives in 2002, the Compensation Committee believed that the payment and benefit levels were generally consistent with similar existing agreements entered into by comparable companies and approved the following terms for the following reasons:

Term	Reason
agreement becomes effective on, among other things, the date a merger agreement is signed or the incumbent directors cease to constitute a majority of the Board	taking into account the relatively long period of time it takes to obtain all approvals required in a business combination involving a utility, this is the appropriate time to begin a retention/protection period
three year employment period [2 years for Mr. Stall]	not considered a long period of time in the business environment
severance amount/benefit continuation	considered typical for senior executives
accelerated vesting of equity	considered a retention incentive and typical for senior executives
gross-up for the excise tax imposed by the IRS on “parachute payments”	provides the income stream which the NEO expected to receive, absent the change in control, without reduction

Employment Agreement with Chief Executive Officer

The Company is a party to an agreement with Mr. Hay (the “Hay Agreement”) that provides for his continued employment as Chairman and CEO of FPL Group and for certain payments and benefits in the case of termination of his employment other than for cause or upon a change in control. Obligations in the event of a change in control are governed by Mr. Hay’s retention agreement, which supersedes the Hay Agreement in the event of a change in control. The Compensation Committee approved the Hay Agreement because the Committee believed that it was in the Company’s interest to more formally secure the services of a high-performing and valuable leader and to lessen the risk that Mr. Hay’s services would be successfully sought by another company. In addition, the Hay Agreement binds Mr. Hay to non-solicitation and confidentiality agreements which are valuable to the Company.

The Compensation Committee believes that the terms of the Hay Agreement, which were negotiated with Mr. Hay and are more fully described under Employment Agreement with CEO following Table 2: 2007 Grants of Plan-Based Awards, are, on the whole, comparable to similar agreements at competitor and peer companies, and comparable to what Mr. Hay would likely be offered should he choose to seek employment elsewhere. At the time that the Hay Agreement was entered into in 2005, the Compensation Committee reviewed the estimated value of the termination benefits set forth therein, and was advised by its outside counsel that the severance formula and overall design of the agreement were in the middle of the range of practices for severance for chief executive officers of U.S. public companies.

Retirement Programs

Employee Pension Plan and 401(k) Plan

FPL Group maintains two retirement plans which qualify for favorable tax treatment under the Internal Revenue Code: a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all FPL Group employees. Each of the named executives participates in both plans. The 401(k) plan is more fully described following Table 2: 2007 Grants of Plan-Based Awards and the pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as FPL Group’s defined benefit plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the named executives by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this shortfall and maintain the market-competitiveness of FPL Group’s executive retirement benefits, FPL Group maintains an unfunded, nonqualified SERP for its executive officers, including the named executives. For the named executives, compensation included under the SERP is annual base salary plus the annual cash incentive award, unlike the qualified plans which includes base salary only. FPL Group believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit and 401(k)) for the named executives in order to ensure that the named executives can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit and 401(k) plans, bearing in mind that base pay alone comprises a relatively smaller percentage of a named executive’s total compensation.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

In connection with its review of the personal benefits offered to the Company’s NEOs, the Compensation Committee approved the termination of the Company’s split-dollar life insurance program effective December 31, 2007. Phantom shares substantially equivalent in value to the value of each named executive’s split dollar policy on the termination date were deposited in the defined contribution (or 401(k)) portion of the NEO’s SERP account in February 2008. Mr. Dewhurst, who did not participate in the split dollar program, did not get such a credit.

Individual SERP arrangement for Mr. Hay

In early 2002, FPL Group entered into an agreement to provide Mr. Hay with a defined benefit retirement benefit that is competitive with those of other CEOs in order to encourage Mr. Hay to remain with the Company until a mutually agreed-upon retirement date. The Compensation Committee concluded that it was desirable to provide separate supplemental retirement benefits for Mr. Hay which provide a targeted final retirement benefit at normal retirement age at a higher percentage of covered pre-retirement earnings than the SERP would otherwise provide. For additional information, see Table 5: Pension Benefits and accompanying discussion, below.

In 2005, Watson Wyatt reviewed Mr. Hay’s individual SERP agreement and advised the Compensation Committee that his target retirement benefits are consistent with those provided other CEOs in the energy services industry, and are within competitive ranges for general industry. Furthermore, the consultants concluded that the definitions in the individual SERP agreement for final average pay, income replacement percentages and early retirement reduction factors are within normal ranges of competitive practice.

Deferred Compensation Plan

FPL Group sponsors a non-qualified, unfunded deferred compensation plan, which allows eligible highly-compensated employees, including the named executives, to voluntarily and at their own risk elect to defer certain forms of compensation prior to the compensation being earned and vested. FPL Group makes this opportunity available to its highly-compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the deferred compensation plan as providing executives with additional compensation. Deferred cash compensation is credited to a recordkeeping account that provides investment opportunities which mirror the Company’s 401(k) plan investment choices. As with the 401(k) plan, deferred compensation plan participants bear the investment risk. Deferred performance shares are credited to a second form of recordkeeping account, and an amount equal to the value of ordinary dividends, plus interest thereon, is credited quarterly. Participants in the deferred compensation plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company.

Tax and Accounting Considerations

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on FPL Group as well as on the named executives. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. For example, the Compensation Committee has considered the impact of tax provisions such as Section 162(m) of the Internal Revenue Code (“Section 162(m)”) in structuring FPL Group’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, the compensation paid to the NEOs has been structured so as to qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under Section 162(m). However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the named executives remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Therefore, in some cases the compensation paid to named executives is nondeductible, including in 2007 a portion of Mr. Hay’s base salary and, for certain named executives, the value of certain personal benefits, which the Committee believes is appropriate and immaterial. The Company is currently reviewing IRS Revenue Ruling 2008-13, relating to the deductibility of certain performance-based compensation paid to the NEOs, to assess its impact, if any, on the executive compensation program.

In addition, the Compensation Committee has reviewed the effects of changes in the tax rules applicable to deferred compensation, and has made, or will make, corresponding amendments to affected Company plans and programs.

The Company began expensing stock options prior to the time that such action was required, and the requirement to expense options had no material impact on the Company’s option grant philosophy or process.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, counsel and its compensation consultants the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report, and, based on its review and those discussions, the Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2008 Annual Meeting of Shareholders.

Respectfully submitted,

Sherry S. Barrat, Chair

James L. Camaren

J. Brian Ferguson

Paul R. Tregurtha

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of FPL Group’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each named executive’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable based on performance and are not paid to the named executive for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in Table 1a: Summary Compensation Table and in other tables in this proxy statement in some cases reflect compensation decisions made prior to 2007 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: Summary Compensation Table

The table below provides certain information about the compensation paid to, or accrued on behalf of, the named executives. It is important to keep in mind the following when reviewing the table:

(1) The “Salary” column includes the base salary for each NEO in 2007 and 2006.

(2) The “Bonus” column contains zeroes for all NEOs because no discretionary bonuses were paid with respect to 2007 or 2006 to any NEO. The amounts which would have, in years prior to 2006, been listed in the “Bonus” column now appear in the column headed “Non-Equity Incentive Plan Compensation.”

(3) The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the amounts accrued by the Company under applicable accounting rules for all unvested equity compensation awards held by each NEO in 2007 and 2006, respectively. This includes equity compensation awarded in prior years. As more fully described in Compensation Discussion & Analysis, the Compensation Committee considers the value of compensation awarded annually, rather than the value accrued in any one year, in making compensation determinations. See the column entitled “Grant Date Fair Value of Stock and Option Awards” in Table 2: 2007 Grants of Plan Based Awards for the value of 2007 equity compensation awards determined substantially in the manner considered by the Compensation Committee in its 2007 compensation determinations.

(4) The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarially-determined change in the present value of the pension benefit payable to each NEO in the applicable year. The Compensation Committee considers estimated year-to-year comparisons of pension benefits determined substantially in this manner prior to the beginning of each year.

(5) The amounts shown in the “Total” column more closely align with the accounting or expense view of NEO compensation than with the Compensation Committee’s philosophy of looking at the value of the total compensation opportunity afforded to each named executive at the beginning of each year, which is described in more detail in Compensation Discussion & Analysis.

Table 1a: Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards (1)(2) ($)(e)		Option Awards (1)(8) ($)(f)		Non-Equity Incentive Plan Compensation (14)($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(15) (16)($)(h)	All Other Compensation (15)(17) ($)(i)	Total ($)(j)
Lewis Hay, III Chairman and CEO of FPL Group and Chairman and CEO of FPL	2007 2006	$1,207,500 1,150,000	$0 0	$5,529,971 4,692,685	(3)	$510,239 500,120	(9)	$2,000,000 1,989,500	$932,494 875,242	$345,719 295,563	$10,525,923 9,503,110
Moray P. Dewhurst VP and CFO of FPL Group and SVP and CFO of FPL	2007 2006	556,394 537,579	0 0	1,446,516 1,240,532	(4)	291,026 296,890	(10)	574,199 574,134	150,834 110,633	80,089 81,987	3,099,058 2,841,755
James L. Robo President and COO of FPL Group	2007 2006	700,000 551,221	0 0	1,624,390 1,302,986	(5)	317,613 296,890	(11)	957,600 744,700	161,872 117,987	202,670 118,867	3,964,146 3,132,651
Armando J. Olivera President of FPL	2007 2006	567,758 551,221	0 0	1,254,505 1,184,272	(6)	291,026 294,945	(12)	651,786 501,612	384,390 494,070	111,086 115,678	3,260,552 3,141,798
John A. Stall VP, Nuclear Division of FPL Group and SVP, Nuclear Division of FPL	2007 2006	508,040 493,243	0 0	941,428 894,661	(7)	146,143 148,443	(13)	448,091 411,365	163,188 159,564	115,727 110,476	2,322,617 2,217,752

(1)	The values shown are based on the amounts FPL Group expensed during the relevant year under applicable accounting rules for each NEO’s unvested equity-based compensation awards. These amounts were not realized by the NEOs during such year, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock. See Table 4: 2007 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2007. The applicable accounting rules are those set forth in revised Statement of Financial Accounting Standards No. 123, Share-Based Payments (“FAS 123R”). Under FAS 123R, the Company calculates the grant-date fair value of equity-based compensation and amortizes it over the vesting period (using the straight-line amortization method for awards with graded vesting schedules as well as for awards with cliff vesting schedules). The expense recognized during the applicable year for each NEO therefore reflects the partial amortization of equity awards granted during such year plus the partial amortization of equity awards granted in earlier years which were not yet vested (or which became vested) during the applicable year. See Note 12—Common Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the actual FAS 123R accounting cost without reduction for estimated forfeitures.

(2)	Includes restricted stock awards and performance share awards. As described in footnote (1) above, performance share awards are valued using the actual FAS 123R accounting costs. The performance rating assumption used for expensing all performance share awards under FAS 123R is 1.40 (i.e., target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual value of the shares at payout could be different based on actual performance and the Company’s stock price. An amount equal to the value of the difference between the assumed and actual rating (the “true-up amount”), if any, is expensed (or credited) in the year the performance shares are issued (which is the year after the year in which the applicable performance period ends). The true-up amount expensed in 2007 (reflecting performance shares issued for the performance period ending 12/31/06) with respect to each NEO is included in the table. True-up amounts expensed in 2006 (reflecting performance shares issued for the performance periods ending 12/31/05, the full value of which shares was set forth in the Summary Compensation Table in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders) are not so included, and were as follows: Mr. Hay—$564,779; Mr. Dewhurst—$149,590; Mr. Robo—$131,064; Mr. Olivera—$44,691; and Mr. Stall—$18,454.

(3)	Stock awards for Mr. Hay include the amount expensed under FAS 123R for: (a) 2007: 40,000, 12,834, 20,000, 67,000 and 46,905 shares of restricted stock from grants on 3/7/2003, 2/12/2004, 1/03/2005, 2/16/2006 and 2/15/2007, respectively; and 58,808, 58,837 and 44,534 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (b) 2006: 7,500, 60,000, 25,666, 40,000 and 67,000 shares of restricted stock from grants on 2/13/2003, 3/7/2003, 2/12/2004, 1/03/2005 and 2/16/2006, respectively; and 62,616, 58,808 and 58,837 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. Vesting of these shares is subject to the attainment of performance targets.

(4)

Stock awards for Mr. Dewhurst include the amount expensed under FAS 123R for (a) 2007: 3,334, 6,666, 18,000 and 12,824 shares of restricted stock from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; 23,946 shares under a deferred retirement award granted on 2/16/2006; and 14,578, 13,127 and 9,794 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (b) 2006: 3,334, 6,666, 13,332 and 18,000 shares of restricted stock from grants on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; 23,946 shares under a deferred retirement award granted on 2/16/2006; and 16,730,

14,578 and 13,127 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. With the exception of the deferred retirement award, vesting of these shares is subject to the attainment of performance targets.

(5)	Stock awards for Mr. Robo include the amount expensed under FAS 123R for (a) 2007: 3,334, 6,666, 17,000 and 14,920 shares of restricted stock from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; 47,893 shares under a deferred retirement award granted on 2/16/2006; and 14,326, 13,460 and 12,321 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (b) 2006: 3,334, 6,666, 13,332 and 17,000 shares of restricted stock from grants on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; 47,893 shares under a deferred retirement award granted on 2/16/2006; and 15,364, 14,326 and 13,460 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. With the exception of the deferred retirement award, vesting of these shares is subject to the attainment of performance targets.

(6)	Stock awards for Mr. Olivera include the amount expensed under FAS 123R for (a) 2007: 5,334, 6,666, 17,000 and 12,070 shares of restricted stock from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and 14,326, 13,460 and 9,994 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (b) 2006: 5,334, 5,000, 10,666, 13,332 and 17,000 shares of restricted stock from grants on 2/13/2003, 10/17/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; and 15,364, 14,326 and 13,460 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. Vesting of these shares is subject to the attainment of performance targets.

(7)	Stock awards for Mr. Stall include the amount expensed under FAS 123R for (a) 2007: 10,000, 4,000, 4,666, 12,000 and 8,524 shares of restricted stock from grants on 6/17/1996, 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and 11,302, 10,324 and 7,665 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (b) 2006: 10,000, 3,334, 3,334, 8,000, 9,332 and 12,000 shares of restricted stock from grants on 6/17/1996, 10/18/2002, 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; and 11,790, 11,302 and 10,324 performance shares at target (before multiplying by 1.40 as set forth in footnote (2)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. Vesting of these shares is subject to the attainment of performance targets.

(8)	Non-qualified stock options valued on the dates of grant using the Black-Scholes option pricing model with the following variables:

All values include the effect of a two-for-one stock split on March 15, 2005.

Description	Market	Strike	Volatility	Yield	Interest Rate	Expected Life	Black-Scholes
For the 02/13/2003 grant:	$27.56	$27.56	19.98%	3.96%	3.64%	7 yr.	$4.20
For the 02/12/2004 grant:	$32.46	$32.46	20.11%	3.93%	3.78%	7 yr.	$5.10
For the 01/03/2005 grant:	$36.95	$36.95	20.00%	3.68%	4.08%	7 yr.	$6.30
For the 02/16/2006 grant:	$41.76	$41.76	19.56%	3.40%	4.60%	6 yr.	$7.46
For the 02/15/2007 grant:	$59.05	$59.05	16.60%	2.54%	4.64%	6 yr.	$10.96

Stock option compensation expense varies based upon the grant date fair value of the stock, expected life of the option, dividend yield, risk-free interest rate and volatility of the stock price. In 2006, FPL Group revised its expected life of the option assumption based on the actual historical exercise practices of its optionees.

(9)	Option awards for Mr. Hay include the amount expensed in (a) 2007 for: 50,000, 33,334, 90,000 and 62,531 non-qualified stock options from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (b) 2006 for: 50,000, 100,000, 66,667 and 90,000 non-qualified stock options from grants on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(10)	Option awards for Mr. Dewhurst include the amount expensed in (a) 2007 for: 33,334, 20,000, 50,000 and 35,834 non-qualified stock options from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (b) 2006 for: 33,334, 66,667, 40,000 and 50,000 non-qualified stock options from grants on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(11)	Option awards for Mr. Robo include the amount expensed in (a) 2007 for: 33,334, 20,000, 50,000 and 43,773 non-qualified stock options from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (b) 2006 for 33,334, 66,667, 40,000 and 50,000 non-qualified stock options from grants on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(12)	Option awards for Mr. Olivera include the amount expensed in (a) 2007 for: 33,334, 20,000, 50,000 and 35,834 non-qualified stock options from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (b) 2006 for: 16,666, 66,667, 40,000 and 50,000 non-qualified stock options from grants on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(13)	Option awards for Mr. Stall include the amount expensed in (a) 2007 for: 16,666, 10,000, 25,000 and 18,105 non-qualified stock options from grants on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (b) 2006 for: 16,666, 33,333, 20,000 and 25,000 non-qualified stock options from grants on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(14)	Non-equity incentive plan compensation is the amount earned by each named executive in each of 2007 and 2006 under the Company’s Annual Incentive Plan. For additional information about these awards, see Table 2: 2007 Grants of Plan-Based Awards and Compensation Discussion & Analysis.

(15)	FPL Group maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs—Supplemental Executive Retirement Plan). Values for Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are split between columns (h) and (i), respectively.

(16)	All amounts in this column (other than the amounts specified below for certain earnings on deferred compensation) reflect the one-year change in the actuarial present value of each named executive’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP. For Messrs. Dewhurst and Robo, the amounts are calculated by subtracting their respective accrued pension benefits (which are equal to their respective cash balance account balances in the employee pension plan and in the SERP) at January 1 of the applicable year from their respective accrued pension benefits at December 31 of the applicable year. For Messrs. Hay, Olivera and Stall, the amounts are calculated by subtracting estimates of each officer’s accrued benefit (payable at age 65) in the defined benefit plans as of January 1 of the applicable year from estimates of each officer’s accrued benefit (payable at age 65) in the defined benefit plans as of December 31 of the applicable year. These estimates are based on the number of years of credited service shown in the Pension Benefits Table and on each officer’s current covered compensation. After calculating the accrued benefits at each of January 1 of the applicable year and December 31 of the applicable year in the form of annuities payable at age 65, the annuity values are converted to lump sum values payable at age 65. These calculations are performed using assumptions consistent with those used by FPL Group’s actuaries to calculate plan disclosures under generally accepted accounting principles. The specific interest rates and other assumptions used to estimate these values are as follows:

For 2007: (i) the discount rate on January 1, 2007 was 5.70%, (ii) the discount rate on December 31, 2007 was 6.00%; (iii) lump sum amounts were calculated using a 5.75% discount rate and Revenue Ruling 2007-67 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

For 2006: (i) the discount rate on January 1, 2006 was 5.50%, (ii) the discount rate on December 31, 2006 was 5.70%; (iii) lump sum amounts were calculated using a 5.50% discount rate and Revenue Ruling 2001-62 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

The FPL Group, Inc. Amended and Restated Deferred Compensation Plan (“Deferred Compensation Plan”) permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (either 0% or 100%). Deferred cash compensation (salary and annual incentive) is “invested” in phantom investments which mirror the investment vehicles offered to the participants in the Company’s 401(k) plan and are not guaranteed by the Company. Under applicable SEC rules, these earnings are not included in this table.

For 2006, this also includes above-market interest credited to balances accruing as a result of dividend crediting on deferred performance share awards. Such earnings for Messrs. Hay, Dewhurst, Olivera and Stall amounted to $4,941, $2,008, $4,540 and $2,676, respectively. No above-market interest was credited in 2007. Earnings on deferred performance shares are also included in Table 6: Nonqualified Deferred Compensation.

(17)	Additional information about the amounts set forth in the “All Other Compensation” column may be found in Table 1b: Supplemental All Other Compensation, which immediately follows.

The table below (Table 1b) provides additional information regarding column (i) of Table 1a: Summary Compensation Table.

Table 1b: Supplemental All Other Compensation

Name	Year	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans (1) ($)	Perquisites and Other Personal Benefits(2) ($)	Tax Reimbursements(3) ($)	Life Insurance Premiums(4) ($)
Lewis Hay, III	2007	$345,719	$151,806	$153,537	$32,163	$8,214
	2006	295,563	137,138	112,695	31,530	14,200
Moray P. Dewhurst	2007	80,089	53,684	20,366	5,769	270
	2006	81,987	50,831	21,895	8,991	270
James L. Robo	2007	202,670	68,488	117,390	13,073	3,719
	2006	118,867	58,559	38,360	13,604	8,344
Armando J. Olivera	2007	111,086	50,781	39,815	13,780	6,710
	2006	115,678	51,771	39,100	12,912	11,895
John A. Stall	2007	115,727	43,659	54,710	14,300	3,058
	2006	110,476	42,285	44,888	14,512	8,791

(1)	FPL Group maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under “All Other Compensation” and are further described below under Additional Disclosure Related to Summary Compensation Table and 2007 Grants of Plan-Based Awards Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $10,688 for 2007 and $10,450 for 2006 for each NEO, plus the Company’s contribution to the non-qualified defined contribution portion of the SERP in each year for each NEO.

(2)	This column includes, for each of 2007 and 2006, the aggregate incremental cost to FPL Group of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2007 and 2006 in this column include: annual premiums for accidental death and dismemberment insurance coverage; annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy; up to $10,000 annual reimbursement for professional financial planning and legal services; the cost of the officer’s participation in an executive vehicle program which includes use of a Company-leased passenger vehicle, insurance, maintenance, and fuel; fees paid for travel programs such as airline memberships and hospitality room memberships (except, in 2007, for Mr. Hay), and any transactional fees associated with personal travel booked through the Company’s travel agents (except, in 2007, for Mr. Robo); costs for maintenance of a residential home security system and central station monitoring; and annual dues and fees for memberships in a luncheon club (except for Messrs. Dewhurst and Stall) and, for Messrs. Hay and Robo (and, in 2006, Mr. Stall), country clubs, which are used primarily for business but may also be used personally by the NEOs and their family members (the cost for which for Mr. Robo, in 2007, was $30,702). For Messrs. Hay, Olivera and Stall, the personal benefits reported for 2007 and 2006 in this column also include annual premiums for indemnity medical insurance, which covers 100% of eligible medical expenses for the officers and, for Messrs. Hay and Stall, their eligible dependents, net of contributions paid by the executives, which are the same as for other exempt employees (the incremental cost for which for Mr. Hay was $33,830 in 2007 and $29,251 in 2006). For Messrs. Hay and Stall in 2007 and 2006, Mr. Dewhurst in 2007 and Mr. Robo in 2006, the personal benefits reported in this column also include the costs of participation in a voluntary annual physical exam, including lodging costs and related expenses. For Messrs. Hay, Robo and Stall in 2007 and 2006, and Mr. Dewhurst in 2006, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs (based on reasonable commercial rates), as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. The incremental cost incurred in 2007 was $43,822 for Mr. Hay and $55,500 for Mr. Robo. Personal use of aircraft includes travel undertaken to participate in certain outside board meetings, which is considered personal under SEC rules but which the Company views as having a useful business purpose. In addition, for Messrs. Hay and Stall in 2007 and 2006, and Mr. Robo in 2006, personal use of the aircraft included travel undertaken to participate in a voluntary annual executive physical (which was Mr. Stall’s only personal use of the aircraft during 2007 and 2006).

(3)	For each named executive, represents reimbursements for taxes due on income imputed to the officer (in the manner required by the Internal Revenue Code) for participation in the executive vehicle program, for reimbursement of professional financial planning and legal services, for Mr. Hay only, dues and fees for country club memberships, and for Mr. Robo in 2007 only, one-time personal use of a chartered aircraft.

(4)	For each named executive except Mr. Dewhurst, represents annual premiums paid by the Company under its endorsement split dollar life insurance plan, a voluntary program in which Mr. Dewhurst waived participation. This plan was terminated effective December 31, 2007. For Mr. Dewhurst, represents annual premium paid by the Company for basic life insurance benefit under the broad-based employee life insurance plan.

Table 2: 2007 Grants of Plan-Based Awards

The table below provides information about the cash and equity incentive compensation awarded to the named executives in 2007. It is important to keep in mind the following when reviewing the table:

(1) Columns (c), (d) and (e) below set forth the range of possible payouts established in December 2006 under the Company’s Annual Incentive Plan for 2007, and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2007 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

(2) The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)), represent grants of performance shares and restricted stock, an analysis of which is set forth in Compensation Discussion & Analysis and the material terms of which are described below this table.

(3) The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of non-qualified option grants, an analysis of which is set forth in Compensation Discussion & Analysis and the material terms of which are described below this table.

(4) In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the middle number is the grant date fair value of the restricted stock award and the last number is the grant date fair value of the options granted.

Table 2: 2007 Grants of Plan-Based Awards

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#)(j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) (l)
Name(a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Lewis Hay, III	—	$0	$1,207,500	$2,000,000	—	—	—	—	—	—	—
	2/15/2007				0	44,534	71,254				$3,376,746	(5)
	2/15/2007				0	46,905	46,905				2,769,740	(6)
	2/15/2007								62,531	59.05	685,340	(7)
Moray P. Dewhurst	—	0	333,836	667,673	—	—	—	—	—	—	—
	2/15/2007				0	9,794	15,670				$742,620	(5)
	2/15/2007				0	12,824	12,824				757,257	(6)
	2/15/2007								35,834	59.05	392,741	(7)
James L. Robo	—	0	560,000	1,120,000	—	—	—	—	—	—	—
	2/15/2007				0	12,321	19,714				$934,228	(5)
	2/15/2007				0	14,920	14,920				881,026	(6)
	2/15/2007								43,773	59.05	479,752	(7)
Armando J. Olivera	—	0	397,431	794,861	—	—	—	—	—	—	—
	2/15/2007				0	9,994	15,990				$757,785	(5)
	2/15/2007				0	12,070	12,070				712,734	(6)
	2/15/2007								35,834	59.05	392,741	(7)
John A. Stall	—	0	304,824	609,648	—	—	—	—	—	—	—
	2/15/2007				0	7,665	12,264				$581,191	(5)
	2/15/2007				0	8,524	8,524				503,342	(6)
	2/15/2007								18,105	59.05	198,431	(7)

(1)	Non-Equity Incentive Plan awards are paid under the Company’s Annual Incentive Plan, the material terms of which are described below. With respect to 2007, amounts payable were paid in cash in February 2008. See column (g) of Table 1a: Summary Compensation Table. The maximum amount payable to an NEO under the shareholder approval received in 2004 was $2 million.

(2)	Each officer was granted awards of performance shares and restricted stock under the LTIP in 2007. Performance shares were granted in 2007 for a three-year performance period ending December 31, 2009. The number of shares which will ultimately be paid to each named executive at the end of the performance period will be determined by multiplying the officer’s target number of performance shares by a three-year average of the officer’s performance ratings under the Annual Incentive Plan, expressed as a percentage, which may not exceed 160% of the target award. Restricted stock awards granted in 2007 vest at the rate of one-third per year beginning one year from the date of grant, subject to certification by the Compensation Committee each year of the attainment of the FPL Group adjusted earnings goal under the Annual Incentive Plan for the previous year. If the goal is not achieved, the restricted stock which was scheduled to vest is forfeited. See footnotes (5) through (9) to Table 3: Outstanding Equity Awards at Fiscal Year End for further information about the vesting of restricted stock.

(3)	Non-qualified stock options granted under the LTIP. All stock options vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All options were granted at an exercise price of 100% of the closing price of FPL Group common stock on the date of grant.

(4)	The amounts shown are based on the value of the equity-based compensation grants as of the 2007 grant dates under applicable accounting rules. These amounts were not realized by the NEOs during 2007, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock. See Table 4: 2007 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2007. The values determined under applicable accounting rules were calculated pursuant to FAS 123R. Under FAS 123R, the Company calculates the grant-date fair value of equity-based compensation and amortizes it over the vesting period (using the straight-line amortization method for awards with graded vesting schedules as well as for awards with cliff vesting schedules). The expense recognized during 2007 for each NEO therefore reflects the partial amortization of equity awards granted during 2007 plus the partial amortization of equity awards granted in earlier years which were not yet vested (or which became vested) during 2007. See Note 12—Common Stock— Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the actual FAS 123R accounting cost without reduction for estimated forfeitures.

(5)	As described in footnote (4) above, the grant date fair values of performance share awards were calculated under FAS 123R. This FAS 123R calculation reflects a discount of $4.89 per share for the 2007 grants because dividends are not paid on performance shares during the three-year performance period. The performance rating assumption used for expensing all performance share awards under FAS 123R is 1.40 (i.e. target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual value at payout could be different based on actual performance.

(6)	As described in footnote (4) above, the grant date fair values of restricted stock were calculated under FAS 123R.

(7)	As described in footnote (4) above, the grant date fair values of stock option awards were calculated under FAS 123R but without any reductions for estimated forfeitures. The hypothetical values shown for stock option grants were calculated using the Black-Scholes option pricing model, based on the following assumptions: for all options, the volatility is equal to 16.60% and the dividend yield (represents the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 2.54%. The risk-free interest rate is equal to 4.64%, based on the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of six years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

Additional Disclosure Related to Summary Compensation Table and 2007 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs

•	three year performance period

•

paid in shares of FPL Group common stock, based primarily on the average of the NEO’s total performance-based adjustment under the Annual Incentive Plan for each year in the performance period, capped at 160%

•	dividends are not paid or accrued during the performance period

•	may vest pro rata in the event of the occurrence of certain events, such as a change in control, death, disability or retirement

•	forfeited if terminate employment prior to end of performance period in all other instances

•	award agreement includes non-solicitation and non-competition provisions

Material Terms of Restricted Stock Granted to NEOs

•	if performance target met as of end of preceding year, vest one-third per year for three years beginning approximately one year from date of grant

•	if performance target not met in any year, restricted stock scheduled to vest in that year is forfeited

•	performance target is attainment of FPL Group adjusted earnings goal under the Annual Incentive Plan for the previous year (or similar measure chosen by the Compensation Committee)

•	dividends paid to NEO as and when declared by Company during vesting period so long as restricted stock has not been forfeited

•	NEOs have the right to vote their shares of restricted stock

•

may vest pro rata prior to or on normal vesting date and, in certain circumstances, without regard to satisfaction of performance condition, in the event of the occurrence of certain events, such as a change in control, death, disability or retirement

•	forfeited if terminate employment prior to vesting in all other instances

•	award agreement includes non-solicitation and non-competition provisions

Material Terms of Stock Options Granted to NEOs

•	vest one-third per year for three years beginning approximately one year from date of grant

•	exercise price equal to closing price of FPL Group common stock on date of grant (February 15, 2007)

•	generally expire ten years from date of grant

•	may vest pro rata prior to normal vesting date in the event of the occurrence of certain events, such as a change in control, death, disability or retirement

•	forfeited if terminate employment prior to vesting in all other instances

•	award agreement includes non-solicitation and non-competition provisions

Material Terms of Deferred Retirement Awards Granted to Messrs. Dewhurst and Robo in 2006

•	shares representing Company’s obligation are held in a grantor (rabbi) trust, with Messrs. Dewhurst and Robo as beneficiaries

•	dividends paid to Trustee of grantor trust are reinvested in shares of the Company’s common stock annually

•	vest 50% after five years and 50% after ten years

•

mandatory deferral of all vested shares, plus accumulated cash dividends and shares obtained with reinvested dividends, until retirement or termination of employment (with certain exceptions for death, disability or change in control)

•	award agreement includes non-solicitation and non-competition provisions

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2007 Total Compensation

Using the amounts set forth in column (c), “Salary,” and column (d), “Bonus,” in Table 1a: Summary Compensation Table, the salaries and bonuses of each of the NEOs as a proportion of 2007 total compensation were as follows:

Mr. Hay—11%

Mr. Dewhurst—18%

Mr. Robo—18%

Mr. Olivera—17%

Mr. Stall—22%

These proportions are consistent with the Company’s philosophy of paying a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Employment Agreement with CEO

The Hay Agreement provides for Mr. Hay to be employed as the chief executive officer of FPL Group and to serve as a director and chairman of FPL Group’s Board for an initial term of three years which began on January 1, 2005. Each January 1 beginning in 2006 the term of employment is extended an additional year unless either party gives a notice of non-extension no later than 90 days prior thereto. No such notice has been given. The Hay Agreement does not establish Mr. Hay’s compensation; however, reduction of his then current base salary, target annual incentive bonus, target long term incentive compensation or aggregate employee benefits (with certain exceptions), failure to re-elect Mr. Hay as chairman (with certain exceptions) and chief executive officer, or the assignment to Mr. Hay of duties materially inconsistent with his position constitute “good reason” for Mr. Hay to terminate his employment and receive the termination benefits set forth in the agreement. The Hay Agreement also provides certain benefits upon termination of employment due to death, disability, retirement, or without cause. Such termination benefits are described in Potential Payments Upon Termination or Change in Control, below.

In the event that Mr. Hay’s Retention Agreement with FPL Group (described in Potential Payments Upon Termination or Change in Control, below) becomes effective and his employment is terminated under the circumstances specified there, he will be entitled to the compensation and benefits provided under the Retention Agreement instead of any compensation or benefits payable or provided to him under the Hay Agreement.

Defined Contribution Retirement Benefits

FPL Group maintains a tax-qualified defined contribution 401(k) plan in which an employee may elect to defer some portion of his or her covered earnings (which excludes annual incentive compensation) into the plan, and FPL Group matches the employee contributions in accordance with a specified formula. In a 401(k) plan, the employee bears the investment risk. Employees who choose to enroll in the 401(k) plan may contribute between 1% and 50% of covered earnings, subject to certain limits contained in the Internal Revenue Code, and the Company provides matching contributions, in the form of FPL Group common stock, up to 4.75% of covered earnings to the specified IRS limit. Each of the NEOs participates in the 401(k) plan and receives the maximum Company matching contribution allowable under IRS rules, which for 2007 was $10,688 per NEO.

The non-qualified SERP provides a defined contribution benefit to each NEO which is designed to (i) make up for the lost Company matching contributions on the 401(k) due to IRS limits, and (ii) provide Company matching contributions on annual incentive compensation (which is a significant percentage of executive cash compensation). Therefore, under the SERP, each NEO’s defined contribution account is credited annually with phantom FPL Group common stock with a value equal to 4.75% of base earnings above IRS limits plus annual incentive compensation. Each such account is also credited annually with additional phantom FPL Group common stock with a value based on dividend income on the phantom shares in the account.

For each NEO, the defined contribution benefits described herein are included under column (i), “All Other Compensation,” of Table 1a: Summary Compensation Table and described in footnote (1) to Table 1b: Supplemental All Other Compensation.

Table 3: 2007 Outstanding Equity Awards at Fiscal Year End

The table below provides information about equity incentive awards awarded to the named executives in 2007 and in prior years. It is important to keep in mind the following when reviewing the table:

(1) With respect to Option Awards, the options listed in column (b), “Number of Securities Underlying Unexercised Options (#) Exercisable,” are fully vested and currently exercisable by the NEO. If the NEO had exercised all or a part of these options in 2007, the value realized upon exercise would be listed in Table 4: 2007 Option Exercises and Stock Vested. The Compensation Committee deems the value of unexercised fully-vested options to be a current asset of the NEO and attributable to compensation earned in prior years, and does not consider this amount, or the current value of unvested options (which are listed in column (c)), when making compensation determinations.

(2) The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and restricted stock prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” for Messrs. Dewhurst and Robo, includes deferred retirement awards.

(3) As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of restricted stock and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2007, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock.

Table 3: 2007 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable (1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2)(#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (10) (j)
Lewis Hay, III	300,000	0	0	$30.86	2/12/2011
	100,000	0	0	27.68	9/17/2011
	150,000	0	0	26.32	2/11/2012
	150,000	0	0	27.56	2/13/2013
	150,000	0	0	32.46	2/14/2014
	66,666	33,334	0	36.95	1/3/2015
	30,000	60,000	0	41.76	2/16/2016
	0	62,531	0	59.05	2/15/2017
								296,965	(5)	$20,128,306
Moray P. Dewhurst	200,000	0	0	27.68	9/17/2011
	100,000	0	0	26.32	2/11/2012
	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	40,000	20,000	0	36.95	1/3/2015
	16,667	33,333	0	41.76	2/16/2016
	0	35,834	0	59.05	2/15/2017
						24,586	1,666,439	68,164	(6)	4,620,174
James L. Robo	150,000	0	0	29.60	3/22/2012
	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	40,000	20,000	0	36.95	1/3/2015
	16,667	33,333	0	41.76	2/16/2016
	0	43,773	0	59.05	2/15/2017
						49,172	3,332,878	74,170	(7)	5,027,215
Armando J. Olivera	100,000	0	0	30.86	2/12/2011
	50,000	0	0	26.32	2/11/2012
	50,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	40,000	20,000	0	36.95	1/3/2015
	16,667	33,333	0	41.76	2/16/2016
	0	35,834	0	59.05	2/15/2017
								67,596	(8)	4,581,684
John A. Stall	50,000	0	0	26.32	2/11/2012
	50,000	0	0	27.56	2/13/2013
	50,000	0	0	32.46	2/12/2014
	20,000	10,000	0	36.95	1/3/2015
	8,334	16,666	0	41.76	2/16/2016
	0	18,105	0	59.05	2/15/2017
								59,973	(9)	4,064,974

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2007 were fully vested at that date. Options listed as unexercisable at December 31, 2007 vest as follows:

Name	Grant Date	Vest Date	No. Options
Lewis Hay, III	2/15/2007	2/15/2008	20,843
		2/15/2009	20,844
		2/15/2010	20,844
	2/16/2006	2/16/2008	30,000
		2/16/2009	30,000
	1/3/2005	1/3/2008	33,334
Moray P. Dewhurst	2/15/2007	2/15/2008	11,944
		2/15/2009	11,945
		2/15/2010	11,945
	2/16/2006	2/16/2008	16,667
		2/16/2009	16,666
	1/3/2005	1/3/2008	20,000
James L. Robo	2/15/2007	2/15/2008	14,591
		2/15/2009	14,591
		2/15/2010	14,591
	2/16/2006	2/16/2008	16,667
		2/16/2009	16,666
	1/3/2005	1/3/2008	20,000
Armando J. Olivera	2/15/2007	2/15/2008	11,944
		2/15/2009	11,945
		2/15/2010	11,945
	2/16/2006	2/16/2008	16,667
		2/16/2009	16,666
	1/3/2005	1/3/2008	20,000
John A. Stall	2/15/2007	2/15/2008	6,035
		2/15/2009	6,035
		2/15/2010	6,035
	2/16/2006	2/16/2008	8,333
		2/16/2009	8,334
	1/3/2005	1/3/2008	10,000

(2)	In 2006, Mr. Dewhurst was granted 23,946 shares and Mr. Robo was granted 47,893 shares as deferred retirement awards, which vest in equal installments on 3/15/2011 and 3/15/2016. The shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation are held in a grantor trust. Dividends and earnings thereon are reinvested annually by the trustee of the grantor trust. In 2007, the trustee acquired 640 shares in respect of Mr. Dewhurst’s award and 1,279 shares in respect of Mr. Robo’s award.

(3)	Market value of unvested deferred retirement awards is based upon the closing price of FPL Group common stock on December 31, 2007 of $67.78.

(4)	Performance shares vest on the last day of the applicable performance period. Because the end of the performance period for the performance shares granted to each of the NEOs in 2005 was December 31, 2007, these performance shares are not included in Table 3: 2007 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2007 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (1) and (2) to that table.

(5)

Mr. Hay’s outstanding performance shares at maximum payout level aggregated 165,394 shares with a market value on December 31, 2007 of $11,210,378. 58,837 performance shares at target were granted effective January 1, 2006 (performance period beginning 1/1/06 and ending 12/31/08) and 44,534 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/07 and ending 12/31/09). Also includes 131,571 shares of restricted common stock with a market value of $8,917,928 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2007	2/15/2008	15,635
		2/15/2009	15,635
		2/15/2010	15,635
restricted common stock	2/16/2006	2/15/2008	22,333
		2/15/2009	22,333
restricted common stock	1/3/2005	2/15/2008	20,000
restricted common stock	3/7/2003	3/7/2008	20,000

(6)	Mr. Dewhurst’s outstanding performance shares at maximum payout level aggregated 36,674 shares with a market value on December 31, 2007 of $2,485,737. 13,127 performance shares at target were granted effective January 1, 2006 (performance period beginning 1/1/06 and ending 12/31/08) and 9,794 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/07 and ending 12/31/09). Also includes 31,490 shares of restricted common stock with a market value of $2,134,437 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2007	2/15/2008	4,275
		2/15/2009	4,274
		2/15/2010	4,275
restricted common stock	2/16/2006	2/15/2008	6,000
		2/15/2009	6,000
restricted common stock	1/3/2005	2/15/2008	6,666

(7)	Mr. Robo’s outstanding performance shares at maximum payout level aggregated 41,250 shares with a market value on December 31, 2007 of $2,795,898. 13,460 performance shares at target were granted effective January 1, 2006 (performance period beginning 1/1/06 and ending 12/31/08) and 12,321 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/07 and ending 12/31/09). Also includes 32,920 shares of restricted common stock with a market value of $2,231,317 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2007	2/15/2008	4,974
		2/15/2009	4,973
		2/15/2010	4,973
restricted common stock	2/16/2006	2/15/2008	5,666
		2/15/2009	5,667
restricted common stock	1/3/2005	2/15/2008	6,666

(8)	Mr. Olivera’s outstanding performance shares at maximum payout level were 37,526 shares with a market value on December 31, 2007 of $2,543,539. 13,460 performance shares at target were granted effective January 1, 2006 (performance period beginning 1/1/06 and ending 12/31/08) and 9,994 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/07 and ending 12/31/09). Also includes 30,070 shares of restricted common stock with a market value of $2,038,145 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2007	2/15/2008	4,024
		2/15/2009	4,023
		2/15/2010	4,023
restricted common stock	2/16/2006	2/15/2008	5,666
		2/15/2009	5,667
restricted common stock	1/3/2005	2/15/2008	6,666

(9)

Mr. Stall’s outstanding performance shares at maximum payout level were 28,782 shares with a market value on December 31, 2007 of $1,950,871. 10,324 performance shares at target were granted effective January 1, 2006 (performance period beginning 1/1/06 and ending 12/31/08) and 7,665 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/07 and ending 12/31/09). Also includes 31,191 shares of restricted common stock with a market value of $2,114,103, which vest, subject to the satisfaction of applicable performance criteria, as follows:.

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2007	2/15/2008	2,842
		2/15/2009	2,841
		2/15/2010	2,841
restricted common stock	2/16/2006	2/15/2008	4,000
		2/15/2009	4,000
restricted common stock	1/3/2005	2/15/2008	4,666
restricted common stock	6/17/1996	8/1/2011	10,000

(10)	Market value is based upon the closing price of FPL Group common stock on December 31, 2007 of $67.78.

Table 4: 2007 Option Exercises and Stock Vested

The table below provides information about the NEOs’ stock awards which vested in 2007. It is important to keep in mind the following when reviewing the table:

(1) The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares vesting in 2007 for a three-year performance period which began in 2005, as well as restricted stock vesting in 2007 from grants made in 2003, 2004, 2005 and 2006. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations.

(2) The “Value Realized on Vesting” (column (e)) represents the aggregate value of the vested performance shares and vested restricted stock described above.

Table 4: 2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (1) (#) (d)	Value Realized on Vesting (2) ($) (e)
Lewis Hay, III	0	$0	169,261	$10,696,720
Moray P. Dewhurst	0	0	39,325	2,494,893
James L. Robo	0	0	38,588	2,447,881
Armando J. Olivera	0	0	38,869	2,449,459
John A. Stall	0	0	28,715	1,814,096

(1)	Includes for Mr. Hay 75,168 shares of restricted stock and 94,093 performance shares; for Mr. Dewhurst 16,000 shares of restricted stock and 23,325 performance shares; for Mr. Robo 15,666 shares of restricted stock and 22,922 performance shares; for Mr. Olivera 17,667 shares of restricted stock and 21,202 performance shares; and for Mr. Stall 12,666 shares of restricted stock and 16,049 performance shares.

(2)	For Mr. Hay $4,319,110 is attributable to vested restricted stock and $6,377,610 is attributable to performance shares. For Mr. Dewhurst $913,938 is attributable to vested restricted stock and $1,580,955 is attributable to performance shares. For Mr. Robo $894,255 is attributable to vested restricted stock and $1,553,626 is attributable to performance shares. For Mr. Olivera $1,012,355 is attributable to vested restricted stock and $1,437,104 is attributable to performance shares. For Mr. Stall $726,306 is attributable to vested restricted stock and $1,087,790 is attributable to performance shares.

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefits” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Table 5: Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Lewis Hay, III(3)	FPL Group Employee Pension Plan	8	$124,679	$0
	SERP(1)	8	8,051,478	0
Moray P. Dewhurst(2)	FPL Group Employee Pension Plan	6	76,323	0
	SERP(1)	6	361,511	0
James L. Robo(2)	FPL Group Employee Pension Plan	6	64,846	0
	SERP(1)	6	363,805	0
Armando J. Olivera(3)	FPL Group Employee Pension Plan	36	795,313	0
	SERP(1)	36	2,874,692	0
John A. Stall(3)	FPL Group Employee Pension Plan	12	242,847	0
	SERP(1)	12	830,389	0

(1)	FPL Group’s non-qualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while values attributable to the defined contribution portion of the SERP are included in Table 1a: Summary Compensation Table under column (i), “All Other Compensation” (values for which are detailed in Table 1b: Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)	For Messrs. Dewhurst and Robo, the amounts shown are their accrued pension benefits as of December 31, 2007, which are equal to their cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2007. Messrs. Dewhurst and Robo are fully vested in these benefits and are entitled to their respective accrued account values upon termination of employment.

(3)	For Messrs. Hay, Olivera and Stall, the amounts shown are based on estimates of each officer’s accrued benefit in the specified plans as of December 31, 2007 that is payable at normal retirement age as defined in the employee pension plan and in the SERP, which is age 65. No participant is eligible for unreduced benefits prior to age 65. These estimates are based on the number of years of credited service shown in the table and on each officer’s current covered compensation. After calculating the accrued benefit at December 31, 2007 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. These calculations are performed using assumptions consistent with those used by FPL Group’s actuaries to calculate plan disclosures under generally accepted accounting principles. The specific interest rates and other assumptions used to estimate these values are as follows: (i) the discount rate on December 31, 2007 is 6.00%; (ii) lump sum amounts are calculated using a 5.75% discount rate and Revenue Ruling 2007-67 mortality rates; and (iii) assumed retirement age is 65 and no pre-retirement decrements are assumed.

Additional Disclosure Related to Pension Benefits Table

FPL Group maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

FPL Group’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings; “basic crediting” is 4.5% until the fifth anniversary of employment, and 6.0% thereafter. Covered earnings for each NEO is limited to base salary and does not include annual incentive plan compensation, long term incentive plan compensation or any other compensation included in Table 1a: Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average yield on one-year Treasury Constant Maturities for the 12 months ending September 30th of the preceding calendar year. The interest crediting rate is subject to a 4% minimum and 14% maximum. For 2007 the interest rate was 4.76%. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

The qualified employee pension plan defines normal retirement age as 65, however, benefits are cliff-vested after five full years of service and all named executives are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to most employees, including the NEOs.

Supplemental Executive Retirement Plan

For the reasons described in Compensation Discussion & Analysis, FPL Group maintains an unfunded SERP for its executive officers, including its NEOs. For NEOs who became SERP participants on or after April 1, 1997 (when the qualified employee pension plan was converted to a cash balance plan), except for Mr. Hay, the SERP’s defined benefit formula provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% prior to 5 years of service, and 6% thereafter. Double the basic crediting rate is therefore 9% and 12%, respectively. Benefits for Messrs. Dewhurst and Robo are calculated in this manner.

For NEOs who were SERP participants on March 31, 1997, a final-average-pay defined benefit formula in place prior to the cash balance change is applied to covered earnings. This prior-plan formula is based on years of service and average monthly pay (defined as the average of the highest five consecutive years out of the last ten years of service), with an offset for employer contributions to Social Security. Currently, no SERP participants receive any additional credits to years of service; actual years of participating service are used to determine benefits. The target benefit at 30 years of service, prior to any reductions for the Social Security offset or retirement before normal retirement age of 65, is 50% of final average pay. Benefits for Messrs. Olivera and Stall are calculated in this manner.

As described in Compensation Discussion & Analysis, in 2002 FPL Group entered into an agreement with Mr. Hay to provide a supplemental defined benefit retirement benefit. Under this agreement, the Company will provide a benefit equal to 65% of Mr. Hay’s “final average pay,” which is his highest average annual compensation (annual salary plus annual incentive award) for either (i) his final three years of employment or (ii) the three years preceding his final year of employment. This supplemental benefit will be reduced by the actuarial equivalent of the benefits to which he is entitled under the qualified employee pension plan and the defined benefit portion of the SERP. If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution. The agreement provides a minimum annual benefit, in the form of a joint and 50% survivor annuity (equal to 50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group and its subsidiaries. If Mr. Hay’s termination of employment occurs prior to his normal retirement age (age 65), this minimum benefit will be reduced on an actuarial basis.

SERP benefits are cliff-vested after five full years of service. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by Section 409A of the Internal Revenue Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEO’s nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

(1) The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Company’s Deferred Compensation Plan and earnings in the defined contribution portion of the SERP.

(2) The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Company’s Deferred Compensation Plan and in the defined contribution portion of the SERP.

Table 6: Nonqualified Deferred Compensation

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE (4) ($) (f)
Lewis Hay, III	$0	$141,118	$3,695,996	$0	$23,099,014
Moray P. Dewhurst	0	42,996	483,865	0	3,291,202
James L. Robo	0	57,800	74,527	0	374,431
Armando J. Olivera	0	40,093	435,641	0	2,236,886
John A. Stall	0	32,971	431,004	0	2,643,953

(1)	The Company’s Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (either 0% or 100%). None of the NEOs elected to defer 2007 compensation.
(2)	The SERP includes a defined contribution component which provides a match on executives’ base and annual incentive earnings above the IRS limit, which was $225,000 for 2007. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) Plan. As with the 401(k) Plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of stock (specifically, phantom FPL Group common stock). All amounts shown in this column are also included in Table 1a: Summary Compensation Table in column (i), “All Other Compensation” (values for which are detailed in Table 1b: Supplemental All Other Compensation).

(3)	Earnings include the sum of each participant’s annual earnings in the Deferred Compensation Plan and in the defined contribution portion of the SERP. Deferred Compensation Plan earnings were as follows: Mr. Hay $3,420,763, Mr. Dewhurst $396,762, Mr. Olivera $364,091 and Mr. Stall $391,380. Mr. Robo has not deferred any compensation. Earnings for the defined contribution component of the SERP were as follows: Mr. Hay $275,233, Mr. Dewhurst $87,103, Mr. Robo $74,527, Mr. Olivera $71,550 and Mr. Stall $39,624. None of these amounts are included in Table 1a: Summary Compensation Table.

(4)	Deferred Compensation Plan accounts include fully vested and earned compensation, plus earnings. The Company views deferred compensation as a vehicle for additional retirement planning, rather than as a means of providing additional compensation. As of December 31, 2007, Deferred Compensation Plan balances were as follows: Mr. Hay $21,753,155 (of which $14,261,237 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007), Mr. Dewhurst $2,866,127 (of which $1,272,322 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007), Mr. Olivera $1,885,273 (of which $4,540 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007) and Mr. Stall $2,443,733 (of which $2,676 was previously reported as compensation in prior Summary Compensation tables for years prior to 2007). Mr. Robo has not deferred any cash compensation or performance shares and therefore he has no balance in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Hay $1,345,859 (of which $609,716 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007), Mr. Dewhurst $425,075 (of which $210,503 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007), Mr. Robo $374,431 (of which $195,930 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007), Mr. Olivera $351,613 (of which $134,392 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007) and Mr. Stall $200,220 (of which $56,266 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2007).

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which they are earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made prior to the completion of the first half of the applicable performance period, and participants electing to defer performance shares must defer the entire payout amount. Deferred compensation earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each named executive are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP.

Earnings in 2007 from previous deferrals of cash compensation came from phantom investments in the following investment choices, which mirror the funds available to participants in the Company’s 401(k) plan:

Fund	2007 Return
BGI All Country World Ex-U.S Index Fund	16.14%
BGI Equity Index Fund	5.51%
BGI Russell 2000 Value Index Fund	-9.52%
BGI U.S. Debt Index Fund	6.93%
BGI U.S. Equity Market Index Fund	5.60%
Brandywine Fund	21.80%
Fidelity Diversified International	16.03%
Fidelity Low Priced Stock Fund	3.16%
Fidelity Real Estate Investment Portfolio	-21.34%
Fidelity Retirement Government Money Market	4.93%
FPL Group Stock Fund	27.81%
FPL Managed Income Fund	4.33%
Large Cap Growth managed by T. Rowe Price	-0.90%
Legg Mason Value Fund	-6.05%
PIMCO Total Return Fund	8.81%
Royce Premier Fund	12.73%
T. Rowe Price Equity Income Fund	3.30%
T. Rowe Price Institutional Large Cap Growth Fund	9.84%
Vanguard Target Retirement 2005 Fund	8.12%
Vanguard Target Retirement 2015 Fund	7.55%
Vanguard Target Retirement 2025 Fund	7.59%
Vanguard Target Retirement 2035 Fund	7.49%
Vanguard Target Retirement 2045 Fund	7.47%
Vanguard Target Retirement Income Fund	8.17%

Interest at 120% of the long-term applicable federal rate, which is based on the average market yield on outstanding marketable obligations of the United States with remaining periods to maturity of 3 years or less, was credited quarterly in 2007 (at 5.77% on March 31, 2007, 5.90% on June 30, 2007, 5.78% on September 30, 2007 and 6.00% on December 31, 2007) on dividends accrued in deferred performance share accounts.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, FPL Group has entered into the Retention Agreements and the Hay Agreement, which commit the Company to payments to NEOs under special circumstances. Generally, these are changes in corporate control and/or termination of NEO employment.

This section describes the circumstances that would trigger such payments and quantifies the estimated amount of such payments in those circumstances. In accordance with SEC instructions, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2007. In fact, no change in control occurred on that date, and no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments would likely be different from those presented here.

Consistent with SEC instructions, the amounts shown in the tables exclude obligations due from the Company to the NEO following a triggering event for (i) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (ii) vested benefits under the employee pension and 401(k) plan and all other benefit plans in accordance with their terms and conditions; (iii) accrued vacation pay; (iv) reimbursement of reasonable business expenses incurred prior to the date of termination; and (v) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP and the deferred compensation plan; see Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and deferred compensation plan benefits at December 31, 2007.

Potential Payments Under Retention Agreements

All five NEOs have entered into Retention Agreements with the Company. These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in corporate control, in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period, typically three years following a change in control. The NEOs also undertake confidentiality commitments.

These agreements are complex legal documents with terms and conditions having precise meanings, which are designed to address a multitude of possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances which could cause them to come into play, and the possible consequences. The complete text of these agreements and their amendments are filed as Exhibits to certain of the Company’s SEC filings.

The Retention Agreements generally provide for a mutual commitment to each NEO’s continued employment for a period of three years (two years for Mr. Stall) following a change in control. In this situation, the NEO generally will receive the accelerated pay-out or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred. Note that this acceleration of equity awards is not limited to the NEOs, but will also occur for all officers and employees who hold such equity awards under the terms of the LTIP.

Tables 7a and 7b set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2007 and December 31, 2008 respectively) had a change in control actually occurred at the close of business on December 31, 2007, assuming each of the NEOs continued in employment throughout 2008.

Table 7a: Potential Compensation to Named Executives

Upon Change in Control(1)

	Lewis Hay, III	Moray P. Dewhurst	James L. Robo	Armando J. Olivera	John A. Stall
Long-term Incentive Awards:
1st 50% of Performance Share Awards(2)	$5,605,190	$1,219,560	$1,397,960	$1,184,340	$890,090
Restricted Stock Awards(3)	8,917,880	2,134,390	2,231,250	2,038,080	2,114,060
Stock Option Awards(4)	3,134,780	1,796,760	1,866,060	1,796,760	900,010

Total:	17,657,850	5,150,710	5,495,270	5,019,180	3,904,160

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2007.

(2)	Upon a change in control, 50% of all outstanding performance share awards vest and are payable. Amounts shown are based on a closing FPL Group common stock price on December 31, 2007 of $67.78 and performance factors calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2008 and December 31, 2009. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2010.

(3)	Upon a change in control, all outstanding restricted stock awards vest. Amounts shown are based on a closing FPL Group common stock price on December 31, 2007 of $67.78. The award agreement pursuant to which each of Mr. Dewhurst and Mr. Robo was awarded deferred retirement awards (see the discussion below Table 2: 2006 Grants of Plan-Based Awards for the material terms of such awards) contains change in control provisions which supersede the provisions of the Retention Agreement for those awards only. Upon a change in control, absent termination of employment, the deferred retirement awards do not vest.

(4)	Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing FPL Group common stock price on December 31, 2007 of $67.78.

Table 7b: Potential Compensation to Named Executives

                         at One-Year Anniversary of Change in Control(1)

	Lewis Hay, III	Moray P. Dewhurst	James L. Robo	Armando J. Olivera	John A. Stall
2nd 50% of Performance Share Awards	$5,605,190	1,219,560	1,397,960	1,184,340	890,090

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2007 and the same $67.78 stock price on the one-year anniversary of the change in control. The amounts shown in the table would be due upon the earlier of (i) the one-year anniversary of the change in control or (ii) the termination by the Company without “cause” (which generally means (i) repeated willful violations of the NEO’s duties under his Retention Agreement or (ii) a felony conviction involving an act at the Company’s expense) or termination by the NEO for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles) of the NEO following a change in control. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

(2)	Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause) or by the named executive for “good reason” (as defined above). Amounts shown are based on a closing FPL Group common stock price on December 31, 2007 of $67.78 and performance factors calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2008 and December 31, 2009. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2010.

Under the Retention Agreements, the Company commits to continuing to employ the NEO with employment terms and compensation opportunity broadly consistent with his situation prior to the triggering of the terms of the agreement. The Company also provides certain protections in the event of termination of the NEO’s employment during the three-year transition period (two years in the case of Mr. Stall) following the change in control. The amounts shown in Tables 7a and 7b simply represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control. The employment protection amounts represent additional payments and are specifically intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for him in the new entity.

Materially, the Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ (two years’ in the case of Mr. Stall) worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination were to occur prior to the first anniversary of the change in control, the acceleration of performance shares, as shown in Table 7b, would also occur. Because of this intent, the agreements provide for the additional payment by the Company of any excise tax imposed by Section 4999 of the Internal Revenue Code. The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2007 and if any or all of the NEOs’ employment had been terminated on that day, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control.

Table 8:	Potential Post-Employment Compensation
to Named Executives Upon
Termination Without Cause or for Good
Reason Following Change in Control(1)

	Lewis Hay, III	Moray P. Dewhurst	James L. Robo	Armando J. Olivera	John A. Stall
Cash Severance(2)	$9,647,930	$3,345,040	$4,780,300	$3,531,420	$1,871,620
Deferred Retirement Award(3)	0	683,070	1,366,130	0	0
Incremental Increase in Non-qualified SERP(4)	5,555,810	947,940	972,640	2,573,400	503,490
Continued Participation in Active Employee Welfare Benefits(5)	214,140	71,870	61,760	71,500	55,120
Continued Participation in Certain Perquisites Programs(6)	261,600	127,500	230,700	135,210	102,400
Certain Limited Outplacement and Relocation Allowances(7)	55,000	55,000	55,000	55,000	55,000
Excise Tax Gross-up(8)	9,333,107	2,688,183	4,140,666	3,005,243	1,438,432

Total:	25,067,587	7,918,603	11,607,196	9,371,773	4,026,062

(1)	All amounts in the table assume change in control triggering event and termination of employment occurred simultaneously at the close of business on December 31, 2007. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and Good Reason are defined in footnote 1 to Table 7b.

(2)	The amount shown for each NEO represents the value of a cash lump sum payment due within 30 days of termination (subject to the requirements of IRC Section 409A) equal to three times (two in the case of Mr. Stall) the sum of the NEO’s annual base salary plus his annual incentive. Since all annual incentive compensation for 2007 was earned on December 31, 2007, no pro rated amounts of 2007 annual incentive compensation are included.

(3)	Under Messrs. Dewhurst’s and Robo’s deferred retirement awards (see the discussion below Table 2: 2007 Grants of Plan-Based Awards for the material terms of such awards), if Mr. Dewhurst or Mr. Robo were discharged without cause or resigned for good reason upon or after a change in control, then a portion of his outstanding deferred retirement award (including accrued dividends) would vest according to a schedule contained in the award agreement. If such termination had occurred on December 31, 2007 under these circumstances, the vesting percentage would have been 40%. Amounts shown are based on a closing FPL Group common stock price on December 31, 2007 of $67.78.

(4)	The amount shown for each NEO represents the value of a cash lump sum payment due within 30 days of termination (subject to the requirements of IRC Section 409A) equal to the incremental increase in value of his nonqualified SERP benefits under the defined benefit and defined contribution formula if the NEO had continued employment for three years (or, for Mr. Stall, two years) from the date of termination, and assuming he received the annual compensation increases required under the agreement for the three or two-year employment period.

(5)	The agreements provide for continued coverage under all employee benefit plans for three years (two in the case of Mr. Stall). Welfare plans include the indemnity medical plan (for Messrs. Hay, Olivera and Stall only), the broad-based employee medical plan (for Messrs. Dewhurst and Robo only), the broad-based employee dental plan, short and long-term disability insurance, and the broad-based employee life insurance plan. Values shown represent three-year employer costs (two years in the case of Mr. Stall), based on December 31, 2007 rates (plus, for indemnity medical, employee medical and dental coverage, projected annual cost increases of 14%, 11% and 7.6% respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These values assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if any NEO dies or becomes disabled during his employment period following a change in control.

(6)	The agreements provide for continued participation in certain other benefits and perquisites for three years (two in the case of Mr. Stall). Amounts shown include social and business luncheon club memberships; participation in the vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security including monitoring and maintenance; and personal excess liability insurance. The agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year (or, for Mr. Stall, two-year) costs for providing such perquisites to the named executive, based on 2007 costs.

(7)	Includes outplacement services; up to $15,000 for legal or accounting advice related to tax treatment of certain payments under the agreement; and up to $10,000 in miscellaneous relocation expenses incurred by the named executive in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the agreements.

(8)	The amount shown for each NEO is the aggregate estimated gross-up payment due to the NEO under his agreement for the excise taxes imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. The amount shown for each NEO assumes that his “base amount” is the five- year average W-2 earnings for the period 2003 through 2007. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under Section 4999 of the Internal Revenue Code. In accordance with his agreement, the NEO is entitled to receive from the Company a lump sum cash gross-up payment on an after-tax basis, so that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the 4999 excise tax. The 2007 annual incentive award and the performance share award for the performance period ending December 31, 2007 (payout values for which are included in Table 1a: Summary Compensation Table and in Table 4: 2006 Option Exercises and Stock Vested, respectively) are fully earned as of that date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a “change in control” occurs upon:

(1)	the acquisition by any individual, entity, or group of 20% or more of either FPL Group’s common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change of control; or

(2)	the incumbent directors of FPL Group ceasing, for any reason, to constitute a majority of the FPL Group Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies); or

(3)	the shareholders approve or, if determined by the FPL Group Board, there is consummated a merger, sale of assets, reorganization or other business combination of FPL Group or any subsidiary with respect to which (i) the voting securities of FPL Group outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (ii) members of the FPL Group Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of FPL Group.

In addition, the Retention Agreements extend the NEOs’ protection to certain “potential change in control” situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)	the acquisition by any individual, entity, or group of 15% or more of either the FPL Group common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a “potential change in control,” but the NEO is protected for a three-year (two-year in the case of Mr. Stall) employment period.

Potential Payments Under the Hay Agreement

The Hay Agreement among other things, commits the Company to certain payments to Mr. Hay following his termination of employment under particular circumstances. The material terms of the Hay Agreement in effect while Mr. Hay serves as chairman and chief executive officer of the Company are described under Employment Agreement with CEO following Table 2: Grants of Plan-Based Awards. The complete text of the Hay Agreement and its amendments are filed as Exhibits to certain of the Company’s SEC filings. This section describes the circumstances that would trigger payments under the Hay Agreement following termination of

Mr. Hay’s employment (other than following a change in control). As described above in Potential Payments Under Retention Agreements, in the event of a termination of Mr. Hay’s employment following a change in control, severance benefits for Mr. Hay will be provided under his Retention Agreement in lieu of the severance benefits provided under the Hay Agreement.

The Hay Agreement provides that no severance benefits are payable if Mr. Hay’s employment is terminated for “Cause,” which is Mr. Hay’s willful and unremedied failure to meet his obligations to the Company or conviction of a felony involving an act of dishonesty against the Company, moral terpitude or an act that causes or could be expected to cause material harm to the Company’s financial status or reputation. The severance benefits which would have been payable had Mr. Hay’s employment terminated on December 31, 2007 by reason of death, disability or retirement, or without Cause or for “Good Reason” (which includes, under most circumstances, (i) a reduction in base pay, target incentive compensation opportunities or aggregate employee benefits; (ii) the failure to reelect Mr. Hay as chief executive officer or chairman; (iii) the assignment of duties or responsibilities to Mr. Hay which are materially inconsistent with his position; (iv) the Company’s unilateral amendment or termination of the Hay Agreement; or (v) any material violation by the Company of the provisions of the Hay Agreement), are set forth in Table 9, below.

Termination Upon Retirement, Death or Disability

If Mr. Hay retires after age 65, or, with the consent of the Board, before age 65, or dies or becomes disabled, under the Hay Agreement he (or his estate) will receive an amount in lieu of his annual incentive compensation for the year in which he retires, dies or becomes disabled. The amount payable is calculated pro rata for the portion of the year for which services were performed based upon Mr. Hay’s target annual incentive for the year of termination multiplied by his average annual achievement level for the prior two years. A portion of Mr. Hay’s outstanding and unvested equity incentive awards will vest and become payable, calculated pro rata for the portion of the year for which services were performed. In calculating the vesting of performance shares, the prorated portion of each outstanding award is multiplied by an assumed performance factor, which is equal to actual performance for completed years within the performance period and target performance for the year in which termination occurs. Such payments and benefits are set forth in columns (a) and (b) in Table 9, below.

Termination by the Company (other than for Cause) or Resignation by Mr. Hay for Good Reason

If Mr. Hay’s employment is terminated by the Company (other than for Cause) or if he resigns for Good Reason, Mr. Hay is entitled to receive:

(1)	cash severance in an amount equal to the sum of (i) a pro rata portion of his annual incentive compensation for the year in which termination occurs (calculated at the higher of target or the average of the annual incentive compensation received for the prior two years), plus (ii) two times his then current base salary, plus (iii) two times the higher of (x) his average annual incentive compensation for the prior two years, or (y) his then current target annual incentive compensation;

(2)	accelerated vesting of a pro rata portion of each outstanding and unvested performance share award (calculated as if target performance for the year of termination is achieved);

(3)	continued (but not accelerated) vesting of all outstanding and unvested restricted stock awards and stock options for a period of two years following the date of termination;

(4)	the cash value of two additional years of service credit under all applicable pension, 401(k) and supplemental retirement plans; and

(5)	continued participation in the Company’s medical, dental, hospitalization, disability and group life insurance plans for up to two years.

The estimated value of such payments and benefits, assuming Mr. Hay’s employment was terminated under these circumstances on December 31, 2007, is shown in column (d) of Table 9 below.

Payment Terms and Conditions Under the Hay Agreement

Upon Mr. Hay’s retirement, death or disability, his pro rata annual incentive compensation is payable in cash in a lump sum within 30 days after termination, subject to any applicable requirements of IRC Section 409A. Pro rata payouts of restricted stock awards are made in the form of stock, and pro rata vested stock option awards become exercisable for stock.

For termination by the Company without Cause or by Mr. Hay for Good Reason, all payments under the Hay Agreement are payable either in a lump sum within 30 days after the date of termination (subject to any applicable requirements of IRC Section 409A) or, if the Board of Directors in its sole discretion so chooses, and to the extent permitted by law, in 24 equal monthly installments. Outstanding and unvested restricted stock and stock option awards continue to vest for a period of two years post-termination and are thereafter payable in stock, for restricted stock awards, and in options exercisable for stock, for stock option awards.

Except in the event of his death, Mr. Hay will not receive any termination payments or benefits otherwise due under the Hay Agreement (excluding accrued obligations as described at the beginning of this Potential Payments Upon Termination or Change in Control section) until he has executed and delivered a release of claims against the Company and a resignation from all officer and director positions he holds with the Company or its affiliates.

In addition, under the Hay Agreement, Mr. Hay is bound by certain non-solicitation and confidentiality provisions. During Mr. Hay’s employment and for a period of two years following termination of employment for any reason, Mr. Hay is prohibited under the Hay Agreement from directly or indirectly hiring, employing or soliciting for employment or services any Company employee, representative, officer or director (or anyone who served in such capacity at any time during the six-month period preceding such hiring, employment or solicitation) without the prior written consent of the Company. Furthermore, Mr. Hay has agreed to hold in a fiduciary capacity all secret or confidential information relating to the Company and may not, under most circumstances, divulge any such information either during or after the period of employment.

Table 9:	Potential Post-Employment Compensation
to Lewis Hay, III Following Termination
Under the Hay Agreement (1)

Executive Benefits and Payments Following Termination	Death or Disability ($) (a)	Normal Retirement (2) ($) (b)	Voluntary Termination Without Good Reason or Early Retirement (3) ($) (c)	Termination by Company without Cause or Voluntary Termination for Good Reason ($) (d)	Termination For Cause ($) (e)
Cash Severance (4)	$0	$0	$0	$6,394,000	$0
Long-term Incentive Awards:
Performance Share Awards (5)	5,853,470	0	0	5,853,470	0
Restricted Stock Awards (6)	3,249,660	0	0	7,858,140	0
Stock Option Awards (7)	2,533,670	0	0	4,111,850	0
Incremental Increase in Non-qualified SERP (8)	0	0	0	1,610,580	0
Continued Participation in Active Employee Welfare Benefits (9)	0	0	0	150,180	0

Total:	11,636,800	0	0	25,978,220	0

(1)	The “Hay Agreement” is the employment agreement by and between FPL Group, Inc. and Lewis Hay, III dated February 25, 2005, as amended.

(2)	“Normal Retirement” is retirement at or after age 65 or, with the consent of the Board of Directors, prior to age 65. Mr. Hay was not eligible for Normal Retirement on December 31, 2007; however, if Mr. Hay had been eligible for Normal Retirement on December 31, 2007, upon consent of the Board of Directors, the values of the benefits and payments due to Mr. Hay would have been the same as those shown in the “Death or Disability” column of this table.

(3)	“Early Retirement” is retirement before age 65 without the consent of the Board of Directors.

(4)	All annual incentive compensation for 2007 was earned on December 31, 2007, therefore no prorated amounts of 2007 annual incentive compensation are included.

(5)	Amounts shown are based on the closing FPL Group common stock price on December 31, 2007 of $67.78. For death, disability, termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, the performance share awards are prorated for service based on the number of days of service completed during the vesting periods, and the prorated portion of each award is multiplied by a performance factor, calculated based on actual performance for completed years within the performance period. Amounts shown include the value of a prorated portion of each performance share award for the three-year performance periods ending December 31, 2008 and December 31, 2009. At the assumed termination date, no performance shares had been awarded for the performance period ending December 31, 2010.

(6)	Amounts shown are based on a closing FPL Group common stock price on December 31, 2007 of $67.78. For death or disability, each outstanding unvested restricted stock award is prorated for service based on full years of service completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested restricted stock award continues to vest for a period of two years following the date of termination.

(7)	Amounts shown reflect the in-the-money value of those stock options that would accelerate, based on the difference between the option exercise price and the closing FPL Group common stock price on December 31, 2007 of $67.78. For death or disability, each outstanding unvested stock option award is prorated for service based on the number of days of service completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested stock option award continues to vest for a period of two years following the date of termination.

(8)	For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, represents the incremental increase in value of Mr. Hay’s nonqualified SERP benefits as of December 31, 2007 if calculated with two additional years of service (at 2007 rates of pay) under the defined benefit and defined contribution formulas.

(9)	Welfare plans include the executive medical plan, the broad-based employee dental plan, short and long-term disability insurance and the broad-based employee life insurance plan. Values shown represent two-year employer costs, based on December 31, 2007 rates (plus, for executive medical and dental coverage, projected annual cost increases of 14% and 7.6% respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the two-year severance period. These values assume no offsets for benefits provided by a subsequent employer.

Other Potential Post-Employment Payments to Named Executives

Long Term Incentive Plan Award Agreements

The form of award agreement for each outstanding long term equity incentive award (except deferred retirement awards, the terms of which are described below) contains provisions which govern treatment of the award in the event of the holder’s termination due to death, disability, retirement at or after age 65, or early retirement at the Company’s request. The Hay Agreement supercedes these provisions for Mr. Hay. For the other named executives under such circumstances, each outstanding unvested equity award is vested on a pro rata basis for service through the date of death, disability or retirement (for performance share and stock option awards, based on days of service completed during the vesting period and for restricted stock, based on full years of service completed during the vesting period). Generally, the value of the equity awards vested pro rata in these circumstances would have been fully accrued by the Company as of the date of the termination event, so these events would not result in any additional expense to the Company. The pro rata portion of each restricted stock and stock option award is vested upon death or disability; in the case of retirement, stock option awards vest upon retirement and restricted stock vests either upon retirement or upon its normal vesting date following satisfaction of applicable performance criteria; the pro rata portion of each performance share award is vested upon death, disability or retirement, but is not paid until the end of the performance period. See Table 3: 2007 Outstanding Equity Awards at Fiscal Year End for information for each named executive as of December 31, 2007 about outstanding unvested stock options and other outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or retirement. The value of the prorated outstanding long term incentive awards at December 31, 2007 for each of the NEOs (other than Mr. Hay—see Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement for information about potential payments to Mr. Hay upon death, disability or retirement) would have been approximately: Mr. Dewhurst $3,260,490; Mr. Robo $3,402,200; Mr. Olivera $3,147,610 and Mr. Stall $2,473,780.

The award agreements governing Mr. Dewhurst’s and Mr. Robo’s 2006 deferred retirement awards provide for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreements; however, the award agreements do not provide for accelerated vesting upon retirement. If either Mr. Dewhurst or Mr. Robo had terminated employment on December 31, 2007 due to death or disability, then the vesting percentage would have been 30% ($512,300 for Mr. Dewhurst and $1,024,600 for Mr. Robo, based on the closing price of the Company’s common stock on December 31, 2007 of $67.78).

All current long term incentive plan award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period post-termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

Post-Retirement Life Insurance

The Company terminated its executive split dollar life insurance program on December 31, 2007. Each NEO is currently enrolled in the broad-based employee group life insurance plan, under which Messrs. Olivera and Stall are the only NEOs eligible for post-retirement benefits. Mr. Olivera and Mr. Stall are each eligible for a post-retirement death benefit of $50,000, which is consistent with similarly-situated employees based on hire date and years of service. At December 31, 2007, Mr. Olivera was the only named executive eligible for early retirement. If he had retired on that date, the approximate value of his post-retirement life insurance would have been $12,457.

Table 10: Director Compensation

Name (a)	Fees Earned or Paid in Cash (1) ($) (b)	Stock Awards (2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($) (f)	All Other Compensation (4) ($) (g)		Total ($) (h)
Sherry S. Barrat	$62,500	$100,385	$0	$0	$0	$263		$163,148
Robert M. Beall, II	59,000	100,385	0	0	2,378	263		162,025
J. Hyatt Brown	62,000	100,385	0	0	3,286	263		165,934
James L. Camaren	59,000	102,570	0	0	0	263		161,833
J. Brian Ferguson	59,000	103,835	0	0	0	263		163,097
Toni Jennings	53,000	104,715	0	0	0	0		157,715
Oliver D. Kingsley, Jr.	33,000	3,973	0	0	0	0		36,973
Rudy E. Schupp	65,500	103,835	0	0	0	263		169,597
Michael H. Thaman	67,500	102,986	0	0	0	263		170,749
Hansel E. Tookes, II	56,000	103,835	0	0	0	263		160,098
Paul R Tregurtha	65,500	100,385	0	0	8,775	263	(5)	174,922

(1)	Toni Jennings and Oliver D. Kingsley, Jr. were elected to FPL Group’s board of directors on February 15, 2007 and March 16, 2007, respectively. In 2007, Mr. Tregurtha elected to defer his annual retainer and meeting fees.

(2)	Non-employee directors of FPL Group received shares of FPL Group common stock in an amount determined by dividing $100,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 15, 2007, each director then in office received a grant of 1,700 shares of restricted stock valued at $59.05 per share, which Messrs. Tookes and Tregurtha elected to defer. Dividends are paid in cash at normal rates on restricted stock. Dividends on deferred shares are credited to the participant’s account. Shares generally may not be transferred until such time as the director ceases to be a member of the Board. Shares granted upon joining the Board have additional restrictions and are forfeitable if the director terminates Board service prior to the completion of five years of service. As new members of the Board, Toni Jennings on February 15, 2007 and Oliver D. Kingsley on March 16, 2007 received a grant of 400 shares of restricted stock, valued at $59.05 per share and $59.60 per share, respectively.

The amounts in this column are based on the amounts FPL Group expensed during 2007 under applicable accounting rules for each non-employee director’s equity-based compensation awards which were not fully expensed prior to January 1, 2007. The applicable accounting rules are those set forth in FAS 123R. See Note 12—Common Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for the assumptions used in this valuation. Under FAS 123R, the Company calculates the grant date fair value of equity-based compensation and amortizes it over the vesting period. Because the annual grant of common stock to each director, as described above, is not subject to a vesting requirement or a risk of forfeiture, it is fully expensed by the Company at the time of grant (or deferral of such grant). For the 2007 equity compensation award, the grant date fair value was $100,385 per director (other than Mr. Kingsley, who did not join the Board until after the grant date), and such amount was fully expensed in 2007. The expense recognized during 2007 for certain directors also reflects the partial amortization of the equity awards granted to them upon election to the Board, subject to five-year vesting, which were not yet vested (or which became vested) during 2007.

As of December 31, 2007, Mrs. Barrat had 13,900 shares of restricted stock, of which 11,900 were outstanding restricted shares and 2,000 were deferred restricted shares; Mr. Beall and Mr. Brown each had 13,500 outstanding shares of restricted stock; Mr. Camaren had 9,300 outstanding shares of restricted stock; Mr. Ferguson had 4,500 outstanding shares of restricted stock; Ms. Jennings had 2,100 outstanding shares of restricted stock; Mr. Kingsley had 400 outstanding shares of restricted stock; Mr. Schupp had 4,500 outstanding shares of restricted stock; Mr. Thaman had 7,900 outstanding shares of restricted stock; Mr. Tookes had 4,500 shares of restricted stock, of which 400 were outstanding restricted shares and 4,100 were deferred restricted shares; and Mr. Tregurtha had 13,500 shares of restricted stock, of which 7,400 were outstanding restricted shares and 6,100 were deferred restricted shares.

(3)	Includes above-market interest credited to retirement conversion accounts created upon the termination of the FPL Group Non-Employee Director Retirement Plan (“Director Retirement Plan”), as more fully described below. In 2007, such earnings for Messrs. Beall, Brown and Tregurtha were $2,378, $3,286 and $3,607, respectively. Also includes, for Mr. Tregurtha, above-market interest in the amount of $5,168 credited to a deferred compensation account under a prior deferred compensation plan.

(4)	The amount listed for each director is equal to the premiums paid by the Company for travel and accident insurance which covers non-employee directors for travel on Company business.

(5)	Does not include matching contributions to two educational institutions in the aggregate amounts of $10,000 made under the Company’s matching gift program, which is available to all employees and directors.

Additional Disclosure Related to Director Compensation Table

FPL Group directors who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Effective January 1, 2008, non-employee directors of FPL Group receive an annual retainer of $50,000 plus a number of shares of FPL Group common stock determined by dividing $100,000 by the closing price of the FPL Group common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2008 was February 15, 2008, at which time the non-employee directors of FPL Group were each granted 1,550 shares of FPL Group common stock. These shares are generally not transferable until the director ceases to be a member of the Board. Non-employee FPL Group committee chairpersons receive an additional annual retainer of $15,000 for the Audit Committee and $10,000 for the other committees. A fee of $1,500 is paid to non-employee directors for each Board or committee meeting attended. Newly-elected non-employee directors are awarded 400 shares of FPL Group common stock when they join the Board. These shares are not transferable until the director ceases to be a member of the Board and are subject to forfeiture if the director ceases to be a director within five years of his or her initial election to the Board for any reason other than death, disability or attainment of the Board’s mandatory retirement age. Directors may defer all or a portion of their cash and equity compensation in the Company’s Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor. Board members may travel on Company aircraft while on Board business, and travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

The Director Retirement Plan was terminated effective November 1, 1996. For non-employee directors not retiring at or prior to the 1997 annual shareholders’ meeting, retirement benefits were converted to share units of FPL Group common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a Board member. Messrs. Beall, Brown and Tregurtha participate in this program.

Director Stock Ownership Policy

Pursuant to the Company’s Corporate Governance Principles & Guidelines, to more closely align the interests of directors and shareholders, directors are required to own FPL Group common stock valued at three times the annual cash retainer within three years after initial election to the Board. All independent directors currently meet this stock ownership guideline. See Common Stock Ownership of Certain Beneficial Owners and Management.

Shareholder Proposals

Proposals on matters appropriate for shareholder consideration consistent with the regulations of the SEC submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2009 Annual Meeting of Shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 8, 2008.

Under FPL Group’s Bylaws, a shareholder proposal submitted for consideration at the 2009 Annual Meeting of Shareholders, but not for inclusion in FPL Group’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 23, 2009 and no later than February 22, 2009, and proposals received before January 23, 2009 or after February 22, 2009 will be considered untimely and the persons named in the proxies solicited by the FPL Group Board of Directors for the 2009 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Notice of such proposals must also comply with certain informational and other requirements set forth in FPL Group’s Bylaws. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in FPL Group’s proxy statement under the rules of the SEC.

Shareholder proposals should be sent to the attention of the Corporate Secretary by mail or personal delivery to: FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or by facsimile to: 561-691-7702.

No Incorporation by Reference

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Shareholder Account Maintenance

FPL Group’s transfer agent is Computershare Investor Services, LLC. All communications concerning accounts of FPL Group shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling FPL Group Shareholder Services at 800-222-4511, or by calling Computershare Investor Services, LLC at 888-218-4392. For other information about FPL Group, shareholders can visit FPL Group’s web site at www.fplgroup.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, you are respectfully requested to submit your proxy by telephone or on the Internet at your earliest convenience by following the instructions on your proxy/voting instruction card. Alternatively, you may mark, sign, date, and return the accompanying proxy/voting instruction card.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

April 7, 2008

APPENDIX A

FPL GROUP, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

Plan Objectives

Section 1.1 Purpose. The purpose of the Plan is to achieve the following objectives: (i) recognize outstanding performers who have contributed significantly to the Company’s success and to the success of such performers’ respective business units, (ii) align corporate goals and strategy to executive compensation strategy, and (iii) provide a compensation environment which will attract, retain and motivate key employees of the Company and its subsidiaries and affiliates.

Plan Duration

Section 2.1 Term. The Plan shall be effective for five (5) consecutive Plan Years beginning on the Effective Date and ending on December 31, 2012.

Definitions

The following definitions shall apply for purposes of this Plan unless a different meaning is clearly indicated by the context:

Section 3.1 “Award” means an award that is (a) described in section 5.1, and (b) calculated under section 7.1.

Section 3.2 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

Section 3.3 “Base Salary” means, for any Participant for a Plan Year, such Participant’s annual rate of base salary as of January 1 of the Plan Year (including any base salary determined within the first ninety (90) days after January 1 of the Plan Year), or, for Participant’s whose employment begins after January 1 of the Plan Year, the date on which such Participant’s employment begins.

Section 3.4 “Board” means the Board of Directors of the Company.

Section 3.5 “Change of Control” means the first to occur of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions (collectively, the “Excluded Acquisitions”) shall not constitute a Change of Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change of Control): (i) any acquisition directly from the Company or any subsidiary; (ii) any acquisition by the Company or any subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (3) below, does not constitute a Change of Control; or

(b) Individuals who, as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

(c) Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any Subsidiary with any other corporation, in any case with respect to which:

(1)	the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 55% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or

(2)	less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consists of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (1) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or

(d) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than 55% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be or (ii) shareholder approval of a complete liquidation or dissolution of the Company.

The term “the sale or disposition by the Company of all or substantially all of the assets of the Company” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The “fair market value of the Company” shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

Section 3.6 “Code” means the Internal Revenue Code of 1986, as amended, including the corresponding provisions of any succeeding law.

Section 3.7 “Company” means FPL Group, Inc., a corporation organized and existing under the laws of the State of Florida, and any successor thereto. Where the context requires, “Company” shall also include all direct and indirect subsidiaries of FPL Group, Inc.

Section 3.8 “Corporate Performance Objectives” means for any Plan Year one or more objective performance objectives selected and established by the Committee in accordance with the requirements of Article VI of the Plan.

Section 3.9 “Committee” means a committee consisting of those members of the Compensation Committee of the Company who are outside directors as defined in section 162(m) of the Code or such other committee consisting of outside directors as defined in section 162(m) of the Code as the Board may appoint to serve as the Committee. The Committee shall at all times consist of at least two members who are outside directors as defined in section 162(m) of the Code. To the extent of the delegation set forth in Section 8.3 hereof, references in this Plan or any instrument issued in relation to this Plan to the Committee shall be deemed to be references to the Committee’s delegate.

Section 3.10 “Disability” shall, for purposes of determining the vesting of an Award, be considered to exist at the Participant’s termination of employment if, on such date, the Participant is suffering from a medical condition which qualifies him (or would, if he were a participant in such plan and upon completion of any applicable waiting or elimination period, qualify him) for benefits under the FPL Group Long Term Disability Plan for Executives at the time the Award is made.

Section 3.11 “Discharge for Cause” means termination of employment (a) upon the finding of the Committee of an intentional failure to perform stated duties, breach of a fiduciary duty involving personal dishonesty which results in material loss to the Company or one of its affiliates, or willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or final cease-and-desist order which results in material loss to the Company or one of its affiliates or (b) pursuant to the provisions of any written employment agreement between the Participant and his employer governing discharge for cause.

Section 3.12 “Effective Date” means January 1, 2008, subject to approval by the Company’s shareholders at the annual meeting of shareholders held in 2008, or any adjournment or postponement thereof.

Section 3.13 “Employee” means any individual employed by the Company as an employee, but does not mean an individual who renders service solely as a director or independent contractor.

Section 3.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the corresponding provisions of any succeeding law.

Section 3.16 “GAAP” means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company.

Section 3.17 “Good Reason” means (i) a material diminution in base salary, authority, duties or responsibilities, or (ii) a material change (more than 100 miles) in the geographic location where the Participant is employed, provided that the Participant has given notice to the Company of the existence of these conditions within ninety (90) days of the initial existence of the conditions and the Company has been given at least thirty (30) days to cure the conditions.

Section 3.18 “Participant” means an Employee who is selected by the Committee as eligible to participate in the Plan for a Plan Year.

Section 3.19 “Plan” means the FPL Group, Inc. Executive Annual Incentive Plan.

Section 3.20 “Plan Year” means the calendar year.

Section 3.21 “Retirement” means, with respect to any Employee, voluntary or involuntary termination of employment (other than a Discharge for Cause) occurring at or after the Employee’s sixty-fifth (65th) birthday, or, with the consent of the Committee, prior to such date.

Section 3.22 “Section 162(m) Employee” means at any date (i) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of section 162(m) of the Code, as hereinafter defined; provided, however, that the term “Section 162(m) Employee” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

Section 3.23 “Taxable Year” means the taxable year of the Company for federal income tax purposes.

Eligibility and Participation; Termination of Participation

Section 4.1 Eligibility. The Committee shall annually select the individual Employees, if any, eligible for participation in the Plan, who shall be key employees of the Company and its subsidiaries and affiliates.

Section 4.2 Participation. An Employee who holds or assumes an eligible position shall be a Participant for a Plan Year only if selected by the Committee to participate in the Plan for the Plan Year. An Employee who holds an eligible position on the first day of a Plan Year, or who is hired, transferred or promoted into an eligible position during the first two (2) months of the Plan Year, may participate in the Plan for that Plan Year only if selected for participation during the first ninety (90) days of the Plan Year. An Employee who is hired, transferred or promoted into an eligible position after the first two (2) months of the Plan Year may participate for the Plan Year only if selected to participate within thirty (30) days after assuming an eligible position; provided, however, that in no event shall a person who is a Section 162(m) Employee be added to the Plan for any Plan Year after the close of the eighth month of the Plan Year. An Employee who is hired, transferred or promoted into an eligible position during a Plan Year and selected to participate in the Plan for that Plan Year shall, in the discretion of the Committee, receive a prorated award for that Plan Year unless the Committee determines otherwise.

Section 4.3 Termination of Employment—Change of Control. Unless otherwise provided in this Plan, in the specific terms of an Award, or in the provisions of a written employment or change of control/retention agreement between the Company and the Participant, a Participant who terminates employment with the

Company on or after the effective date of a Change of Control shall be eligible for a prorated Award for the Plan Year in which the Change of Control occurs, provided that his termination was not (i) a Discharge for Cause or (ii) voluntary without Good Reason. If a prorated Award is paid out under this section 4.3, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid, provided that in no event shall the amount of such Award prior to proration be less than the amount paid to such Participant under this Plan for the preceding Plan Year.

Section 4.4 Other Terminations. Unless otherwise provided in the specific terms of an Award, or in the provisions of a written employment or change of control/retention agreement between the Company and the Participant, the Committee shall have the authority to determine whether a Participant who ceases employment prior to the end of a Plan Year, whether by reason of Retirement, Death, Disability or otherwise, is eligible to receive a prorated Award for that Plan Year; provided, however, that following the occurrence of a Change of Control, the Committee may not exercise its authority to deny a prorated Award to any Participant unless such Participant’s termination of employment is (i) a Discharge for Cause or (ii) voluntary without Good Reason. In the event that the Committee determines that a Participant who otherwise ceases employment prior to the end of a Plan Year is eligible to receive a prorated Award for that Plan Year, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid.

Section 4.5 Prorated Awards. Prorated awards shall be calculated by dividing the applicable annual Award by twelve (12) and multiplying the result by the number of months of the Participant’s service during the Plan Year, rounded to the next lowest whole month.

Award Opportunity

Section 5.1 Target Awards. For each Plan Year, the Committee shall establish a target Award opportunity for each Participant. The target Award opportunity for each Plan Year shall be a percentage of the Participant’s Base Salary for the Plan Year or a specific dollar amount that may be earned upon the achievement of prescribed performance objectives.

Section 5.2 Alternate Award Opportunity Levels. In addition to a target Award opportunity, the Committee may, in its discretion, establish Award opportunity levels for degrees of attainment that are above or below target levels of achievement.

Section 5.3 Maximum Award Opportunity Level. In no event shall the maximum Award opportunity, or the Award actually paid, to any Participant for any Plan Year exceed Five Million Dollars ($5,000,000).

Establishment of Performance Objectives

Section 6.1 Corporate Performance Objectives.

(a) Not later than a date which is within the first ninety (90) days of each Plan Year, the Committee shall establish one or more specific Corporate Performance Objectives for such Plan Year, including target levels and, if deemed appropriate by the Committee, one or more threshold, above target or other enhanced or reduced achievement levels associated with each Corporate Performance Objective. If the Committee adds a Participant to the Plan for a Plan Year after initially establishing the award opportunities and Corporate Performance Objectives for the Plan Year, it shall establish the Corporate Performance Objectives applicable to the new Participant within thirty (30) days after adding the Participant to the Plan. The Corporate Performance Objectives for a Plan Year shall be based on one or more of the following criteria:

(i) Adjusted earnings,

(ii) Return on equity,

(iii) Earnings per share growth,

(iv) Basic earnings per common share,

(v) Diluted earnings per common share,

(vi) Adjusted earnings per share,

(vii) Net income,

(viii) Adjusted earnings before interest and taxes,

(ix) Earnings before interest, taxes, depreciation and amortization,

(x) Operating cash flow,

(xi) O&M expense,

(xii) Total shareholder return,

(xiii) Operating income,

(xiv) Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management,

(xv) Customer satisfaction, as measured by, among other things, one or more of: service cost, service levels, responsiveness, business value, and residential value,

(xvi) Environmental, including, among other things, one or more of: improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations,

(xvii) Share price,

(xviii) Production measures, consisting of, among other things, one or more of: capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operation (INPO) Index performance, and World Association of Nuclear Operators (WANO) Index performance,

(xix) Bad debt expense,

(xx) Service reliability,

(xxi) Quality,

(xxii) Improvement in, or attainment of, expense levels, including, among other things, one or more of: operations and maintenance expense, capital expenditures, and total expenditures,

(xxiii) Budget achievement,

(xxiv) Health and safety, as measured by, among other things, one or more of: recordable case rate and severity rate,

(xxv) Reliability, as measured by, among other things, one or more of: outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer,

(xxvi) Ethics and compliance with applicable laws, regulations, and professional standards,

(xxvii) Risk management,

(xxviii) Workforce quality, as measured by, among other things, one or more of: diversity measures, talent and leadership development, workforce hiring, and employee satisfaction,

(xxix) Cost recovery,

(xxx) Any combination of the foregoing.

The Corporate Performance Objectives may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, or a consolidated or business-unit basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Committee may determine.

(b) Those Corporate Performance Objectives which have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Company on the date on which the Corporate Performance Objectives are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the Corporate Performance Objectives.

Section 6.2 Award Matrix, Formula or Methodology. The Committee shall assign a percentage weight to each Corporate Performance Objective established by the Committee for each Plan Year. The weight assigned to any Corporate Performance Objectives which are not established in any Plan Year shall be zero, and the aggregate weight assigned to all Corporate Performance Objectives established by the Committee for any Plan Year shall equal one hundred percent (100%). The Committee may assign different weightings to Corporate Performance Objectives for each Participant or for classes of Participants. The Committee shall establish a matrix, formula or other methodology which shall set forth or otherwise define the relationship between the Corporate Performance Objectives, the target and other applicable performance levels with respect thereto, the weighting of such Corporate Performance Objectives, if any, and the corresponding award opportunity for each Participant.

Section 6.3 Adjustments. Under normal business conditions, once established for a Plan Year as provided herein, Corporate Performance Objectives shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change of Control, declaration and distribution of stock dividends or stock splits, mergers, consolidation or reorganizations, acquisitions or dispositions of material business units, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Corporate Performance Objectives is appropriate, the Committee shall reestablish the Corporate Performance Objectives to maintain as closely as possible the previously established expected level of overall performance of the Participants, taken as a whole, as is practicable. Notwithstanding the foregoing, any adjustments to the award opportunities or Corporate Performance Objectives applicable to a Section 162(m) Employee for a Plan Year shall conform to the requirements of section 162(m) of the Code and the regulations promulgated pursuant thereto.

Section 6.4 Other Discretionary Adjustments. The Committee may, in its sole and absolute discretion, determine to adjust the amount of an Award computed by applying the award matrix, formula or methodology contemplated by section 6.2 for any or all Participants if it determines that prevailing circumstances (including but not limited to, the subjective appraisal of the Participant’s performance for the Plan Year) warrant; provided, however, that in the case of Section 162(m) Employees, any such adjustment shall result in a reduced payment.

Section 6.5 Repayment Provision. Notwithstanding the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, the Committee, in its sole and absolute discretion, may require any Participant to reimburse the Company for all or any portion of an Award paid on the basis of the misstated results.

Determination and Payment of Awards

Section 7.1 Certification of Corporate Performance Objectives. As promptly as practicable, but in any event within seventy-five (75) days after the end of each Plan Year, the Committee shall certify the performance of the Company relative to the Corporate Performance Objective or Objectives established for Participants. Each Participant’s Award shall be determined by multiplying either (i) the Participant’s Base Salary for the Plan Year multiplied by such Participant’s target Award opportunity established as a percentage of the Participant’s Base

Salary for the Plan Year pursuant to section 5.1 hereof or (ii) the specific dollar amount established as the Participant’s target Award opportunity pursuant to section 5.1 hereof, by the percentage or ordinal “score” determined by applying the matrix, formula or methodology established pursuant to sections 6.2 and 6.3 of the Plan, adjusted, if applicable, to take into account such subjective and objective factors as the Committee deems appropriate, including, but not limited to, the extent to which Participant’s overall individual performance met expectations. Awards under the Plan shall be paid as soon as practicable following the end of the Plan Year but in no event later than March 15 of the year immediately following the Plan Year.

Section 7.2 Deferral of Awards. In lieu of receiving a cash payment in respect of Awards payable under the Plan, Participants may elect to defer Awards pursuant to the terms of the FPL Group, Inc. Deferred Compensation Plan if such plan is then adopted and in effect.

Administration

Section 8.1 Committee. The Plan shall be administered by the Committee.

Section 8.2 Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee, by two (2) members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 8.3 Committee Responsibilities. Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall have plenary authority and responsibility for the management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan;

(b) to adopt rules and regulations for the operation and administration of the Plan; and

(c) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

The Committee may delegate to one or more of its members or to one or more executive officers of the Company the authority to take any action or exercise any discretion required or permitted to be taken or exercised by the Committee with respect to any Employee or Participant other than the Company’s Chief Executive Officer or any Section 162(m) Employee. Action taken or discretion exercised pursuant to such delegated authority shall be reported to the Committee. To the extent of any such delegation, references in the Plan or any instrument issued in relation to the Plan shall be deemed to be references to the Committee’s delegate.

Amendment and Termination

Section 9.1 Amendment. The Board may amend or revise the Plan in whole or in part at any time; provided, however, that to the extent required to comply with section 162(m) of the Code, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by the requisite vote of shareholders.

Section 9.2 Termination. The Board may suspend or terminate the Plan in whole or in part at any time by giving written notice of such suspension or termination to the Committee.

Miscellaneous

Section 10.1 No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Participant any right to continuation of his or her position as an Employee. The Company reserves the right to dismiss any Participant or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

Section 10.2 Non-Alienation of Benefits. Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, former Participant or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant, former Participant or beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment or may hold or cause to be held or applied to such distribution or payment, or any part thereof, to or for the benefit of such Participant, former Participant or beneficiary, in such manner as the Committee shall direct; provided, however, that no such action by the Committee shall cause the acceleration or deferral of any benefit payments from the date on which such payments are scheduled to be made.

Section 10.3 No Effect Prior to Shareholder Approval. The Plan shall become effective on January 1, 2008 only if approved by the requisite vote of shareholders at the annual meeting of shareholders held in 2008. Awards established under the Plan prior to such shareholder approval are established contingent on obtaining such approval. If such approval is not obtained such Awards shall be of no force or effect.

Section 10.4 Status of Plan Under ERISA. The Plan is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA. The Plan is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3 and 4 of Title I of ERISA. The Plan shall be administered and construed so as to effectuate this intent.

Section 10.5 Construction and Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and the masculine gender may be read as referring equally to the feminine gender or the neuter.

Section 10.6 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of Florida, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in Palm Beach County, Florida shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan or in any way relating to the rights or obligations of any person under, or the acts or omissions of the Company, the Board, the Committee or any duly authorized person acting in their behalf in relation to the Plan. By participating in this Plan, the Participant, for himself and any other person claiming any rights under the Plan through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the sole jurisdiction of such courts for the adjudication and resolution of such disputes.

Section 10.7 Headings. The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 10.8 Withholding. Payments from this Plan shall be subject to all applicable federal, state and local withholding taxes.

Section 10.9 Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: (a) if to the Committee: FPL Group, Inc., 700 Universe Boulevard, Juno Beach, FL 33408, Attention: Vice President, Human Resources; and (b) if to a Participant: to the Participant’s address as shown in the Company’s records.

Section 10.10 Severability. A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 10.11 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 10.12 Successors and Assigns. The provisions of the Plan will inure to the benefit of and be binding upon the Participants and their respective legal representatives and testate or intestate distributees, and the Company and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

Section 10.13 Compliance with Section 409A of the Code. The Plan and the Awards made hereunder are intended to be exempt from Section 409A of the Code and the regulations thereunder as “short-term deferrals.” To the extent that the Plan is construed to be a non-qualified deferred compensation plan described in Section 409A of the Code, the Plan and any grant instruments shall be operated, administered and construed so as to comply with the requirements of Section 409A of the Code. The Plan and any Award Agreements shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Participants and other interested parties, to the extent necessary to effect compliance with Section 409A of the Code.

FPL Group 2008 Annual Meeting

FPL Group, Inc.
Corporate Headquarters
700 Universe Blvd.
Juno Beach, Florida

AUDITORIUM
PARKING
US1
UNIVERSE BLVD.
Close-up View of Juno Beach Facilities
FLORIDA TURNPIKE
95
706
Indiantown Rd.
Military Trail
Donald Ross
Exit 109 Palm Bch Grdns
Exit 79
Universe Blvd.
PGA Blvd.
Exit 79A
Atlantic Ocean
N
Northlake Blvd.
1
Blue Heron Blvd.
45th St.
Okeechobee Blvd.
Belvedere Rd.
Palm Beach Airport
Southern Blvd.

1. Interstate 95 - PGA Blvd. Exit:

   I-95 north: take exit 79A, proceed east on PGA Blvd. Continue going east for approximately 3 miles to US 1, then turn left.

   I-95 south: take exit 79, at the traffic light turn left (east) onto PGA Blvd. and continue as set forth above.

2. Florida's Turnpike - Palm Beach Gardens (PGA Blvd.), Exit 109:

   At the traffic light turn left (east). Proceed east on PGA Blvd. for approximately 5 miles to US 1, then turn left.

FPL Group's offices are approximately 1 mile north of PGA Blvd. off US 1. At the first traffic light (Universe Blvd.), turn left. Parking is available at the second entrance. Please follow security personnel's directions.

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Time on the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by FPL Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time on the day before the cut-off date or meeting date. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to FPL Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FPLGR1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FLP GROUP, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED.
				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	1.	ELECTION OF DIRECTORS
Nominees:
		01) Sherry S. Barrat	07) Toni Jennings
		02) Robert M. Beall, II	08) Oliver D. Kingsley, Jr.	☐	☐	☐
		03) J. Hyatt Brown	09) Rudy E. Schupp
		04) James L. Camaren	10) Michael H. Thaman
		05) J. Brian Ferguson	11) Hansel E. Tookes, II
		06) Lewis Hay, III	12) Paul R. Tregurtha
	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.						For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year 2008.						☐	☐	☐
3.	Approval of the FPL Group Executive Annual Incentive Plan.						☐	☐	☐
4.	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4. Shareholder proposal - Global Warming Report.						☐	☐	☐
In their discretion, upon such other matters as properly come before the meeting or any adjournment(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction will be voted FOR all nominees listed in proposal 1, FOR proposals 2 and 3 and AGAINST proposal 4. If any other matters properly come before the meeting, the persons named in this proxy/the trustee will vote in their/its discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of personal identification, admits the named shareholder(s) and one guest.

Security: For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.

FPL Group, Inc.’s 2008 Annual Meeting of the Shareholders will be held at 10:00 A.M. Eastern Time on May 23, 2008, in the Juno

Beach Auditorium at FPL Group’s offices at 700 Universe

Boulevard, Juno Beach, Florida.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call the Coordinator, Shareholder Services at 561-694-4694.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2008.

The proxy statement and annual report to security holders are available at www.fplgroup.com/proxy.shtml

FPL GROUP, INC.

PROXY AND CONFIDENTIAL VOTING INSTRUCTION

Annual Meeting of Shareholders-May 23, 2008

This proxy is solicited on behalf of the Board of Directors. The undersigned hereby appoints Robert H. Escoto and Edward F. Tancer, and each of them, with power of substitution, proxies of the undersigned to vote all shares of Common Stock of FPL Group, Inc. (“Common Stock”) that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 23, 2008, and any adjournment or postponement thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly come before the meeting.

This confidential voting instruction is solicited on behalf of the Trustee (as hereinafter defined) of the Plans (as hereinafter defined). The undersigned participant or beneficiary in the FPL Group Employee Retirement Savings Plan or the FPL Group Bargaining Unit Employee Retirement Savings Plan (“Plans”), acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plans (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plans, as of March 24, 2008 at the Annual Meeting of Shareholders of FPL Group, Inc. to be held on May 23, 2008 and at any adjournment or postponement thereof. You understand that you have this right because the Plans deem you to be a “named fiduciary” of the shares allocated to your account for voting purposes. As a named fiduciary, the law gives you the right to direct the Trustee how to vote the shares allocated to your FPL Group Stock Fund and FPL Group Leveraged ESOP Fund accounts, and requires the Trustee to follow your directions except in limited circumstances. As a named fiduciary, you, and not the Trustee, will be responsible for the consequences of the voting directions that you give. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated April 7, 2008, the voting instructions on this Confidential Voting Instruction card will instruct the Trustee how to vote the number of shares of Common Stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. Your instructions will also determine the vote on a proportionate number of the Leveraged ESOP shares which are held in the Plans but not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest will not be voted, but your proportionate share of the unallocated Leveraged ESOP shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.